UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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Cheniere Energy, Inc.

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SEC 1913 (3-99)

CHENIERE ENERGY, INC.

700 Milam Street, Suite 800

Houston, Texas 77002

(713) 375-5000

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TIME AND DATE	9:00 a.m., Central Daylight Time on June 4, 2010

PLACE	The Crystal Ballroom at the Post Rice Lofts
909 Texas Avenue
Houston, Texas 77002

ITEMS OF BUSINESS	•To elect four Class III members of the Board of Directors to serve until the 2013 annual meeting of stockholders.
•To ratify the appointment of Ernst & Young LLP as our independent accountants for the 2010 fiscal year.
•To transact other business as may properly come before the Meeting and any adjournment or postponement thereof.

RECORD DATE	You can vote if you were a stockholder of record on April 5, 2010.

PROXY VOTING	It is important that your shares be represented and voted at the Meeting. You can vote your shares by completing and returning your proxy card or, in certain cases, by voting on the Internet or by telephone. See details under the heading “How do I vote if I am a stockholder of record?” or “How do I vote if I am a beneficial owner?”

ELECTRONIC AVAILABILITY OF PROXY MATERIALS

We are making this Proxy Statement, including the Notice of Annual Meeting and 2009 Annual Report on Form 10-K for the year ended December 31, 2009, available on our website at

http://www.cheniere.com/corporate/2010_annual_meeting.shtml.

BY ORDER OF THE BOARD OF DIRECTORS

Anne V. Bruner Corporate Secretary

April 28, 2010

CHENIERE ENERGY, INC.

700 Milam Street, Suite 800

Houston, Texas 77002

(713) 375-5000

PROXY STATEMENT

Why did I receive these proxy materials?

We are providing these proxy materials in connection with the solicitation by the Board of Directors of Cheniere Energy, Inc. (“Cheniere,” the “Company,” “we,” “us” or “our”), a Delaware corporation, of proxies to be voted at our 2010 Annual Meeting of Stockholders and any adjournment or postponement thereof.

You are invited to attend our Annual Meeting of Stockholders (“Meeting”) on June 4, 2010, beginning at 9:00 a.m., Central Daylight Time. The Meeting will be held in the Crystal Ballroom at the Post Rice Lofts, 909 Texas Avenue, Houston, Texas 77002.

This Notice of Annual Meeting, Proxy Statement, proxy card and 2009 Annual Report on Form 10-K for the year ended December 31, 2009, are being mailed to stockholders starting April 20, 2010.

Do I need a ticket to attend the Meeting?

You will need an admission ticket or proof of ownership to enter the Meeting.

If your shares are held beneficially in the name of a bank, broker or other holder of record and you plan to attend the Meeting, you must present proof of your ownership of Cheniere stock, as of April 5, 2010, such as a bank or brokerage account statement, to be admitted to the Meeting. If you would rather have an admission ticket, you can obtain one in advance by mailing a written request with proof of your ownership of Cheniere stock as of April 5, 2010, to:

Cheniere Energy, Inc.

Attention: Investor Relations

700 Milam Street, Suite 800

Houston, Texas 77002

If you have any questions about attending the Meeting, you may contact Investor Relations at info@cheniere.com or 713-375-5100.

Stockholders also must present a valid government-issued picture identification in order to be admitted to the Meeting.

No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted at the Meeting.

Who is entitled to vote at the Meeting?

Holders of Cheniere common stock at the close of business on April 5, 2010 (the “Record Date”), are entitled to receive this Notice and to vote their shares at the Meeting. As of the Record Date, there were 57,255,554 shares of common stock outstanding and entitled to vote. Each share of common stock is entitled to one vote on each matter properly brought before the Meeting.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

If your shares are registered directly in your name with Cheniere’s transfer agent, Computershare Trust Company, N.A., you are considered the “stockholder of record” of those shares. The Notice of Annual Meeting, Proxy Statement, proxy card and 2009 Annual Report on Form 10-K for the year ended December 31, 2009, have been sent directly to you by Cheniere.

If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered the “beneficial owner” of such shares held in street name. The Notice of Annual Meeting, Proxy Statement, proxy card and 2009 Annual Report on Form 10-K for the year ended December 31, 2009, have been forwarded to you by your broker, bank or other holder of record, who is considered the stockholder of record of those shares. As the beneficial owner, you have the right to direct your broker, bank or other holder of record on how to vote your shares by using the voting instruction card included in the mailing or by following their instructions for voting by telephone or on the Internet.

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How do I vote if I am a stockholder of record?

You may vote either by mail or in person.

By Mail

Be sure to complete, sign and date the enclosed proxy card and return it in the prepaid envelope. If you do not indicate your voting preferences, your shares will be voted as recommended by the Board of Directors.

If the prepaid envelope is missing, please mail your completed proxy card to Cheniere Energy, Inc., c/o Computershare Trust Company, N.A., P.O. Box 43102, Providence, RI 02940-5068.

In Person at the Meeting

All stockholders of record on April 5, 2010 may vote in person at the Meeting. You may also be represented by another person at the Meeting by executing a proper proxy designating that person.

How do I vote if I am a beneficial owner?

You may vote using any of the following methods:

By Mail

Be sure to complete, sign and date the enclosed proxy card and return it in the prepaid envelope. If you do not indicate your voting preferences, your shares will be voted as recommended by the Board of Directors; provided, however, if you are a beneficial owner, your bank, broker or other holder of record is not permitted to vote your shares on Proposal 1 to elect directors if your bank, broker or other holder of record does not receive voting instructions from you.

By telephone or on the Internet

The availability of telephone and Internet voting will depend on the voting processes of your broker, bank or other holder of record. Therefore, we recommend that you follow the voting instructions in the materials you receive.

In person at the Meeting

All stockholders may vote in person at the Meeting. You may also be represented by another person at the Meeting by executing a proper proxy designating that person. You must obtain a legal proxy from your broker, bank or other holder of record and present it to the inspector of election with your ballot to be able to vote at the Meeting.

Can I revoke my proxy?

If you are a stockholder of record, you can revoke your proxy before it is exercised by:

•	written notice to the Corporate Secretary of the Company;

•	timely delivery of a valid, later-dated proxy; or

•	voting by ballot at the Meeting.

If you are a beneficial owner of shares, you may submit new voting instructions by contacting your bank, broker or other holder of record. You may also vote in person at the Meeting if you obtain a legal proxy as described in the answer to the preceding questions.

What shares are included on the proxy card?

If you are a stockholder of record, you will receive a proxy card for the shares you hold in certificate form or in book-entry form.

If you are a beneficial owner, you will receive voting instructions from your bank, broker or other holder of record.

Is there a list of stockholders entitled to vote at the Meeting?

The names of stockholders of record entitled to vote at the Meeting will be available at the Meeting and for ten days prior to the Meeting for any purpose germane to the Meeting. The list will be available between the hours of 8:30 a.m. and 4:30 p.m., at our offices at 700 Milam Street, Suite 800, Houston, Texas 77002, by contacting the Corporate Secretary of the Company.

What are the voting requirements to elect the directors and to approve each of the proposals discussed in this Proxy Statement?

The presence in person or by proxy of the holders of a majority of the outstanding shares of

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common stock entitled to vote at the Meeting is necessary to constitute a quorum. In the absence of a quorum at the Meeting, the Meeting may be postponed or adjourned from time to time without notice, other than an announcement at the Meeting, until a quorum shall be formed. Abstentions and “broker non-votes” represented by submitted proxies will be included in the calculation of the number of the shares present at the Meeting for purposes of determining a quorum. Abstentions and “broker non-votes” occur when a bank, broker or other holder of record holding shares for a beneficial owner does not vote on a particular proposal because that holder does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner.

Proposal 1—Directors are elected by a plurality of the votes cast at the Meeting and the four nominees who receive the most votes will be elected. If you are a beneficial owner, please note that the rules that guide how banks, brokers or other holders of record vote your stock have changed. If you are a beneficial owner, your bank, broker or other holder of record may no longer vote your shares with respect to Proposal 1 to elect directors without specific instructions from you as to how to vote with respect to the election of each of the four nominees for director because the election of directors is no longer considered a “routine” matter. Abstentions and broker non-votes represented by submitted proxies will not be taken into account in determining the outcome of the election of directors.

Proposal 2—To be approved, Proposal 2 to ratify the appointment of Ernst & Young LLP must receive an affirmative majority of the total votes cast at the Meeting with respect to Proposal 2. Proposal 2 is considered a “routine” matter and, therefore, if you are a beneficial owner, your bank, broker or other holder of record has the authority to vote your unvoted shares on Proposal 2 if you have not furnished voting instructions within a specified period of time prior to the Meeting. Accordingly, broker non-votes represented by submitted proxies will be taken into account in determining the outcome of Proposal 2. Abstentions will be counted as a vote against Proposal 2.

Could other matters be decided at the Meeting?

As of the date of this Proxy Statement, we do not know of any matters to be raised at the Meeting other than those referred to in this Proxy Statement.

If other matters are properly presented for consideration at the Meeting, the persons named in your proxy card will have the discretion to vote on those matters for you.

Who will pay for the cost of this proxy solicitation?

We will pay the cost of soliciting proxies. Proxies may be solicited on our behalf by directors, officers or employees in person or by telephone, electronic transmission and facsimile transmission. We have hired The Altman Group to solicit proxies. We will pay The Altman Group a fee of $7,500 plus expenses for these services.

Who will count the vote?

Representatives of our transfer agent, Computershare Trust Company, N.A., will tabulate the votes.

Important Notice Regarding the Availability of Proxy Materials for the 2010 Annual Meeting to be held on June 4, 2010

The Proxy Statement, including the Notice of Annual Meeting and 2009 Annual Report on Form 10-K for the year ended December 31, 2009, are available on our website at http://www.cheniere.com/corporate/ 2010_annual_meeting.shtml. Please note that the Notice of Annual Meeting is not a form for voting, and presents only an overview of the more complete proxy materials, which contain important information and are available on the Internet or by mail. We encourage our stockholders to access and review the proxy materials before voting.

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PROPOSAL 1—ELECTION OF CLASS III DIRECTORS

Directors and Nominees

The Board of Directors is divided into three classes. At the Meeting, Vicky A. Bailey, David B. Kilpatrick, Jason G. New and J. Robinson West will be nominated to serve as Class III directors. Each nominee, if elected, will hold office until the 2013 annual meeting of stockholders and will serve until his or her successor is duly elected and qualified or until his earlier death, resignation or removal. Mr. West has advised the Board that he desires for the Board to begin the process of finding an appropriate replacement for him. The Governance and Nominating Committee has commenced an effort to identify an appropriate successor for Mr. West on the Board.

Unless your proxy specifies otherwise or withholds authority to vote for one or more nominees named thereon and described below, it is intended that the shares represented by your proxy will be voted for the election of these four nominees. If you are a beneficial owner, your bank, broker or other holder of record is not permitted to vote your shares on Proposal 1 to elect directors if the bank, broker or other holder of record does not receive voting instructions from you. Proxies cannot be voted for a greater number of persons than the number of nominees named. The Board is unaware of any circumstances likely to render any nominee unavailable.

The Board of Directors recommends a vote FOR the election of the four nominees as Class III directors of the Company, to serve until the 2013 annual meeting of stockholders or until their successors are duly elected and qualified.

The individuals listed below currently serve on the Board of Directors of the Company. Each of the Class III directors is standing for re-election and has consented to serve as a director if re-elected.

Director	Director Since	Age	Position	Class
Charif Souki	1996	57	Director, Chairman of the Board of Directors, Chief Executive Officer and President	I

Walter L. Williams	1996	82	Director	I

Keith F. Carney	2001	53	Director	I

D. Dwight Scott	2008	46	Director	I

Nuno Brandolini	2000	56	Director	II

John M. Deutch	2006	71	Director	II

Paul J. Hoenmans	2001	77	Director	II

Vicky A. Bailey	2006	57	Director	III

David B. Kilpatrick	2003	60	Director	III

Jason G. New	2008	41	Director	III

J. Robinson West	2004	63	Director	III

Director Biographies

Charif Souki, a co-founder of the Company, is Chairman of the Company’s Board of Directors, Chief Executive Officer and President. In December 2002, Mr. Souki assumed the positions of President and Chief Executive Officer. He relinquished the title of President in April 2005 and was re-elected President again in April 2008. From June 1999 to December 2002, he was Chairman of the Board and an independent investment banker. From September 1997 until June 1999, he was Co-Chairman of the Board of Directors, and he served as Secretary from July 1996 until September 1997. Mr. Souki has over 20 years of independent investment banking experience and has specialized in providing financing for microcap and small capitalization companies with an emphasis on the oil and gas industry. Mr. Souki is a director, Chairman of the Board and the Chief Executive Officer of Cheniere Energy Partners GP, LLC (“Cheniere Energy Partners”), a wholly-owned subsidiary of the Company and the general partner of Cheniere Energy Partners, L.P., a publicly-traded limited partnership that is operating the Sabine Pass LNG receiving terminal in which the Company has approximately a 92% equity interest. Mr. Souki received a B.A. from Colgate University and an M.B.A. from Columbia University.

Walter L. Williams is a director of the Company. He served as Vice Chairman of the Board of Directors from June 1999 until June 2008. He previously served as President of Cheniere LNG, Inc. from February 1997 until June 2008, as President and Chief Executive Officer from September 1997 until June 1999 and as Vice Chairman of the Board of Directors from July 1996 until September 1997. Prior to joining the Company, Mr. Williams spent 32 years as a founder and later Chairman and Chief Executive Officer of Texoil Company, a publicly-held Gulf Coast exploration and production company. Prior to that time, he was an independent petroleum consultant. Mr. Williams is also a director of Cheniere Energy Partners. Mr. Williams received a B.S. in Petroleum Engineering from Texas A&M University and is a Registered Professional Engineer in Louisiana and Texas. Mr. Williams currently serves on the Dwight Look College of Engineering Advisory Council at Texas A&M University.

Vicky A. Bailey is Chair of our Compensation Committee and Section 162(m) Subcommittee and a member of our Audit Committee and Governance and Nominating Committee. Since November 2005, Ms. Bailey has been President of Anderson Stratton International, LLC, a strategic consulting and government relations company in Washington, D.C. She was a partner with Johnston & Associates, LLC, a public relations firm in Washington, D.C. from March 2004 through October 2005. Prior to joining Johnston & Associates, LLC, Ms. Bailey served as Assistant Secretary for the Office of Policy and International Affairs from 2001 through February 2004. From 2000 until May 2001, she was President and a director of PSI Energy, Inc, the Indiana electric utility subsidiary of Cinergy Corp. Prior to joining PSI Energy, Ms. Bailey was a Commissioner on the Federal Energy Regulatory Commission beginning in 1993. Ms. Bailey currently serves as a director of EQT Corporation, a publicly traded integrated energy company. In January 2010, Ms. Bailey was appointed as a member of the Secretary of Energy’s Blue Ribbon Commission on America’s Nuclear Future. She received a B.S. in industrial management from Purdue University.

Nuno Brandolini is a director of the Company. Mr. Brandolini is a general partner of Scorpion Capital Partners, L.P., a private equity firm organized as a small business investment company (SBIC). Prior to forming Scorpion Capital and its predecessor firm, Scorpion Holding, Inc., in 1995, Mr. Brandolini served as Managing Director of Rosecliff, Inc., a leveraged buyout fund co-founded by Mr. Brandolini in 1993. Prior to 1993, Mr. Brandolini was a Vice President in the investment banking department of Salomon Brothers, Inc., and a Principal with the Batheus Group and Logic Capital, two venture capital firms. Mr. Brandolini began his career as an investment banker with Lazard Freres & Co. During the past five years, Mr. Brandolini served as a director of Miravant Medical Technologies, a pharmaceutical preparations company. Mr. Brandolini received a law degree from the University of Paris and an M.B.A. from the Wharton School.

Keith F. Carney is the Lead Director of the Board of Directors and a member of our Audit Committee and Compensation Committee. He currently is engaged in private investments. From October 2001 through December 2005, Mr. Carney was President of Dolomite Advisors, LLC, an investment firm. Mr. Carney served as Executive Vice President of the Company from 1997 through August 2001 and Chief Financial Officer and Treasurer of the Company from July 1996 through November 1997. Prior to joining the Company, Mr. Carney was a securities analyst in the oil and gas exploration/production sector with Smith Barney, Inc. from 1992 to 1996. From 1982 to 1990, he was employed by Shell Oil as an exploration geologist. He received an M.S. in geology from Lehigh University in 1982 and an M.B.A. in Finance from the University of Denver in 1992.

John M. Deutch is Chairman of our Governance and Nominating Committee. Mr. Deutch is an Institute Professor at the Massachusetts Institute of Technology (“MIT”) and has been a member of the MIT faculty since 1970. Mr. Deutch has served in significant government posts throughout his career, including Director of Energy

Research and Undersecretary of the U.S. Department of Energy, Undersecretary and Deputy Secretary of Defense, and Director of Central Intelligence. In addition, he has authored over 140 technical publications. Mr. Deutch is currently a director of Citigroup Inc. and Raytheon Company, each publicly traded companies. Mr. Deutch has announced that he will resign as a director of Citigroup Inc. in April 2010. During the past five years, he also served as a director of Schlumberger N.V. (Schlumberger Limited), a publicly traded oil, gas and field services company, and Cummins Inc., a publicly traded engines and turbine company. Mr. Deutch earned a B.A. in History and Economics from Amherst College and a B.S. in Chemical Engineering and a Ph.D. in Physical Chemistry from MIT.

Paul J. Hoenmans is a member of our Audit Committee and Governance and Nominating Committee. Mr. Hoenmans is retired with over 35 years of senior executive level experience in the oil and gas industry. He served Mobil Oil Corporation in various executive capacities, most recently as director and Executive Vice President, with overall responsibility for policy, strategy, performance and stakeholder contact. From 1986 through 1996, he served as the President of Mobil Oil Corporation’s exploration and production division, with worldwide responsibility for upstream operations. Mr. Hoenmans held various other positions of senior executive level responsibility with Mobil since 1975, over both upstream and downstream operations worldwide throughout the Americas, Africa, Southeast Asia, the Middle East, Europe and Scandinavia. He received a B.S. in civil engineering from the University of British Columbia.

David B. Kilpatrick is Chairman of our Audit Committee and a member of the Compensation Committee and Section 162(m) Subcommittee. Mr. Kilpatrick has over 30 years of executive, management and operating experience in the oil and gas industry. Since 1998, he has been the President of Kilpatrick Energy Group, a consulting firm to oil and gas companies. From 1996 to 1998, Mr. Kilpatrick was the President and Chief Operating Officer for Monterey Resources, Inc., an independent oil and gas company in California. From 1982 to 1996, he held various managerial positions at Santa Fe Energy Resources, an oil and gas production company. Mr. Kilpatrick is currently serving as a director of the California Independent Petroleum Association and the Independent Oil Producers Agency. He is also currently serving as a director of BreitBurn Energy Partners, L.P., a publicly traded independent oil and gas limited partnership. During the past five years, Mr. Kilpatrick served as a director of PYR Energy Corporation, a publicly traded crude petroleum and natural gas company and Whittier Energy Corporation, a publicly traded oil and gas field exploration services company. Mr. Kilpatrick received a B.S. in petroleum engineering from the University of Southern California and a B.A. in geology and physics from Whittier College.

Jason G. New is a Senior Managing Director of GSO Capital Partners LP (“GSO”), a subsidiary of Blackstone Group, L.P., and Head of Distressed Investing for GSO. Mr. New focuses on managing GSO’s public investment portfolio with a specific emphasis on stressed and distressed companies and on sourcing direct distressed investment opportunities. Mr. New is also a member of the GSO Investment Committee. Before joining GSO in 2005, Mr. New was a senior member of Credit Suisse’s distressed finance group. Mr. New joined Credit Suisse in 2000 when it acquired Donaldson, Lufkin & Jenrette (“DLJ”) where he was a member of DLJ’s restructuring group. Prior to joining DLJ in 1999, he was an associate with the law firm of Sidley Austin LLP where he practiced law in the firm’s corporate reorganization group. Mr. New received a J.D. from Duke University School of Law and a B.A., magna cum laude, from Allegheny College.

D. Dwight Scott is a Senior Managing Director of GSO and Head of GSO’s Houston office. At GSO, Mr. Scott focuses on investments in the energy and power markets and is a member of GSO’s Investment Committee. Before joining GSO in 2005, Mr. Scott was an Executive Vice President and Chief Financial Officer of El Paso Corporation. Prior to joining El Paso in 2000, Mr. Scott served as a managing director in the energy investment banking practice of Donaldson, Lufkin & Jenrette. Mr. Scott earned a B.A. from the University of North Carolina at Chapel Hill and an M.B.A. from The University of Texas at Austin. Mr. Scott is currently serving as a member of the board of directors of SandRidge Energy, Inc., a publicly traded oil and gas exploration and production company and Crosstex Energy GP, LLC, the general partner of a publicly traded midstream energy company. Mr. Scott is also a member of the Board of Trustees of KIPP.

J. Robinson West is a member of our Compensation Committee and Section 162(m) Subcommittee. Mr. West is the founder and Chairman of the Board of PFC Energy, a consulting business covering all aspects of the oil, gas and power business. Prior to founding PFC in 1984, Mr. West served as the Assistant Secretary of the Interior for Policy, Budget and Administration, with responsibility for U.S. offshore oil policy. He is currently a member of the National Petroleum Council and the Council on Foreign Relations, as well as President of the Wyeth Endowment for American Art. Mr. West is currently serving as a director of Key Energy Services, Inc., a publicly traded rig-based well service company. He received a B.A. from the University of North Carolina at Chapel Hill and a J.D. from Temple University.

Governance Information

Director Independence

The Board determines the independence of each director and nominee for election as a director in accordance with the rules and regulations of the Securities and Exchange Commission (“SEC”) and the NYSE Amex LLC independence standards, which are listed below. The Board also considers relationships that a director may have:

•	as a partner, shareholder or officer of organizations that do business with or provide services to Cheniere;

•	as an executive officer of charitable organizations to which we have made or make contributions; and

•	that may interfere with the exercise of a director’s independent judgment.

The NYSE Amex LLC independence standards state that the following list of persons shall not be considered independent:

•	a director who is, or during the past three years was, employed by the Company or by any parent or subsidiary of the Company;

•

a director who accepts, or has an immediate family member who accepts, any payments from the Company or any parent or subsidiary of the Company in excess of $120,000 during any period of twelve consecutive months within the past three fiscal years other than compensation for Board or committee services, compensation paid to an immediate family member who is a non-executive employee of the Company, compensation received for former service as an interim executive officer provided the interim service did not last longer than one year, or benefits under a tax-qualified retirement plan, or non-discretionary compensation;

•

a director who is an immediate family member of an individual who is, or has been in any of the past three years, employed by the Company or any parent or subsidiary of the Company as an executive officer;

•

a director who is, or has an immediate family member who is, a partner in, or a controlling shareholder or an executive officer of, any organization to which the Company made, or from which the Company received, payments (other than those arising solely from investments in the Company’s securities or payments under non-discretionary charitable contribution matching programs) that exceed 5% of the organization’s consolidated gross revenues for that year, or $200,000, whichever is more, in any of the most recent three fiscal years;

•

a director who is, or has an immediate family member who is, employed as an executive officer of another entity where at any time during the most recent three fiscal years any of the Company’s executive officers serve on the compensation committee of such other entity; or

•

a director who is, or has an immediate family member who is, a current partner of the Company’s outside auditor, or was a partner or employee of the Company’s outside auditor who worked on the Company’s audit at any time during any of the past three years.

As of February 22, 2010, the Board determined that Messrs. Carney, Deutch, Hoenmans, Kilpatrick and West and Ms. Bailey are independent, and none of them has a relationship that may interfere with the exercise of his or her independent judgment.

Board Leadership Structure and Role in Risk Oversight

Board Leadership Structure. Mr. Souki serves as Chairman of our Board and Chief Executive Officer. From time to time, the Board considers whether Mr. Souki continues to be the appropriate person to serve in the combined role of Chairman and Chief Executive Officer. The Board has determined that Mr. Souki should continue to serve in the combined role of Chairman and Chief Executive Officer based on various factors. First, as a co-founder of the Company, Mr. Souki’s leadership and vision for the Company have been instrumental in its development. Second, as the Company’s facilities transition into being fully operational, Mr. Souki continues to have the ability to execute on both the Company’s short-term and long-term strategies necessary for its overall business plan in the LNG marketplace. Finally, Mr. Souki has the confidence of the Board, the Company and its stockholders to continue to implement the Company’s business plan.

In addition to these factors, the Company has in place sound counter-balancing mechanisms to ensure the continued accountability of the Chief Executive Officer to the Board. These counter-balancing mechanisms include:

•

The Board has appointed a Lead Director to provide independent leadership to the Board, to ensure that the Board operates independently of management and that directors have an independent leadership contact;

•

Each of the Board’s standing committees, including the Audit, Compensation and Governance and Nominating Committees are comprised of and chaired solely by non-employee directors who meet the independence requirements under the NYSE Amex LLC listing standards and the SEC;

•	The independent directors of the Board, along with the Compensation Committee, evaluate the Chief Executive Officer’s performance, and the Compensation Committee determines his compensation;

•

The independent directors of the Board meet in regular executive sessions without management present to discuss the effectiveness of the Company’s management, including the Chief Executive Officer, the quality of the Board meetings and any other issues and concerns; and

•	The independent directors of the Board have oversight of succession planning, both planned and emergency, and the Board has implemented an emergency CEO succession process.

The Board does not currently have a policy as to whether the role of Chief Executive Officer and Chairman should be separate and has the right to separate these roles in the future if it determines that such a separation would be in the best interest of the Company and its stockholders.

Independent Lead Director. In May 2007, in light of evolving governance practices, including the fact that the Company’s Chairman position was held by a non-independent director, the Board established the position of Lead Director to provide independent leadership to the Board. The Lead Director’s role exists to ensure that the Board operates independently of management and that directors have an independent leadership contact. Mr. Carney currently serves as the Lead Director of the Board. The responsibilities of the Lead Director, which have been formally adopted by the Board, outline the Lead Director’s role. The responsibilities of the Lead Director are to:

•

advise the Chairman of the Board as to an appropriate schedule of Board meetings, seeking to ensure that the independent directors can perform their duties responsibly, while not interfering with the flow of the Company’s operations;

•	provide the Chairman of the Board with input as to the preparation of agendas for the Board and committee meetings;

•

advise the Chairman of the Board as to the quality, quantity and timeliness of the flow of information from the Company’s management that is necessary for the independent directors to effectively and responsibly perform their duties, and while the Company’s management is responsible for the preparation of materials for the Board, the Lead Director may specifically request the inclusion of certain material;

•	recommend to the Chairman of the Board the retention of consultants who report directly to the Board;

•

coordinate and develop the agenda for, and moderate, executive sessions of the Company’s independent directors, and act as principal liaison between the independent directors and the Chairman of the Board on sensitive issues, including, but not limited to, related party transactions;

•	evaluate, along with the members of the Compensation Committee and the independent directors of the Board, the Chief Executive Officer’s performance;

•	develop, along with the independent directors of the Board, policies and principles with respect to the search for and evaluation of potential successors to the Chief Executive Officer; and

•	in the absence or the incapacity of the Chairman or Chief Executive Officer, act as the spokesperson for the Company.

Board’s Role in Risk Oversight. Risks that could affect the Company are an integral part of Board and committee deliberations throughout the year. The Board has oversight responsibility for assessing the primary risks (including liquidity, credit, operations and regulatory compliance) facing the Company, the relative magnitude of these risks and management’s plan for mitigating these risks. In addition to the Board’s oversight responsibility, the committees of the Board consider the risks within their areas of responsibility. The Board receives full reports by each of the committees regarding the committees’ considerations and actions of particular risks within the Company. The Board also receives regular reports directly from members of management who are responsible for oversight of particular risks within the Company. The Board discusses the risks related to the Company’s business strategy at its meetings and performs regular assessments of the primary risks to the Company.

Director Nominations and Qualifications

Director Nomination Policy and Procedures. Our Director Nomination Policy and Procedures are attached to the Governance and Nominating Committee’s written charter as Exhibit A, which is available on our website at www.cheniere.com. The Governance and Nominating Committee considers suggestions for potential director nominees to the Board of Directors from any source, including current members of the Board of Directors and our management, advisors and stockholders. The Governance and Nominating Committee of the Board of Directors evaluates potential nominees by reviewing their qualifications, results of personal and reference interviews and any other information deemed relevant. Director nominees are recommended to the Board of Directors by the Governance and Nominating Committee. The full Board of Directors will select and recommend candidates for nomination as directors for stockholders to consider and vote upon at the annual stockholders’ meeting. The Governance and Nominating Committee reviews and considers any candidates submitted by a stockholder or stockholder group in the same manner as all other candidates.

Qualifications for consideration as a director nominee vary according to the particular areas of expertise being sought as a complement to the existing Board composition. However, minimum criteria for selection of members to serve on our Board of Directors include the following:

•	highest ethical standards and integrity,

•	willingness to act on and be accountable for Board decisions,

•	high level of education and/or business experience,

•	broad-based business acumen,

•	understanding of the Company’s business and industry,

•	strategic thinking and willingness to share ideas,

•	loyalty and commitment to driving the success of the Company,

•	network of contacts and

•	diversity of experiences, expertise and backgrounds among members of the Board of Directors.

Practices for Considering Diversity. The minimum criteria for selection of members to serve on our Board of Directors ensures that the Governance and Nominating Committee selects director nominees taking into consideration that the Board will benefit from having directors that represent a diversity of experience and backgrounds. Director nominees are selected so that the Board represents a diversity of experience in areas needed to foster the Company’s business success, including experience in the energy industry, finance, consulting, international affairs, public service, governance and regulatory compliance. Each year the Board of Directors and each committee participates in a self-assessment or evaluation of the effectiveness of the Board and its committees as a group. These evaluations assess the diversity of talents, expertise, and occupational and personal backgrounds of the Board members.

Stockholder Nominations for Director. A stockholder of the Company who is entitled to vote at a meeting of stockholders called for the election of directors may nominate candidates for election to the Board of Directors. Nominations made by a stockholder must be made by giving notice in writing to the Corporate Secretary of the Company before the later to occur of (i) 60 days prior to the date of the meeting of stockholders called for the election of directors or (ii) 10 days after the Board of Directors makes public disclosure of the date of such meeting. In no event will the public disclosure of an adjournment of an annual meeting of stockholders commence a new time period for the giving of a stockholder’s notice as described above. A stockholder’s notice must set forth the following information as to each person whom the stockholder proposes to nominate for election or re-election as a director: (i) the name, age, business address and residence address of such person, (ii) the principal occupation or employment of such person, (iii) the class and number of shares of capital stock of the Company that are then beneficially owned by such person, (iv) any other information relating to such person that is required by law or regulation to be disclosed in solicitations of proxies for the election of directors of the Company and (v) such person’s written consent to being named as a nominee for election as a director and to serve as a director, if elected. A stockholder’s notice must also set forth the following information as to the stockholder giving the notice: (i) the stockholder’s name and address as they appear in the stock records of the Company, (ii) the class and number of shares of capital stock of the Company that are then beneficially owned by the stockholder, (iii) a description of all arrangements or understandings between the stockholder and each nominee for election as a director and any other person or persons (naming such person or persons), relating to the stockholder’s nomination and (iv) any other information required by law or regulation to be provided by a stockholder intending to nominate a person for election as a director of the Company.

Director Qualifications. The Board has concluded that, in light of our business and structure, each of our directors possesses relevant experience, qualifications, attributes and skills and should continue to serve on our Board as of the date of this Proxy Statement. The primary qualifications of our directors are further discussed below.

Mr. Souki has extensive experience with the Company as Chief Executive Officer of Cheniere, Cheniere Energy Partners and the general partner of Sabine Pass LNG, L.P., and is responsible for developing the companies’ overall strategy and vision and implementing the business plans. In addition, with 20 years of experience as an investment banker specializing in the oil and gas industry, Mr. Souki brings a unique perspective on the energy business to our Board.

Mr. Williams has significant knowledge and expertise about Cheniere and its subsidiaries based on his long history with Cheniere serving as former Chief Executive Officer of the Company for two years and serving as

Vice Chairman of the Board of Directors for over 12 years. Mr. Williams brings significant executive-level experience in the oil and gas industry as well as significant knowledge about the operations of the Company to our Board.

Ms. Bailey has extensive knowledge of the energy industry, including significant experience with the Federal Energy Regulatory Commission, and government and public relations, and she brings a diversified perspective to our Board based on her experience as a strategic consultant, a former energy executive and having served as Assistant Secretary for the Office of Policy and International Affairs.

Mr. Brandolini brings a unique financial perspective to our Board based on his extensive experience as an investment banker and having actively managed private equity investments for over 17 years.

Mr. Carney has over 28 years of experience in the oil and gas industry and significant knowledge and expertise about Cheniere and its subsidiaries based on his long history with Cheniere serving as former Executive Vice President and Chief Financial Officer and Treasurer of the Company. Mr. Carney brings significant executive-level experience in the oil and gas industry as well as significant expertise about the Company’s operations to our Board.

Mr. Deutch has extensive knowledge in the areas of technology, energy, international security and public policy, and he brings a diversified perspective about the energy industry to our Board based on having served in significant government and academic posts throughout his career as well as on many commissions during several presidential administrations, including having served in a number of positions for the U.S. Department of Energy.

Mr. Hoenmans has over 35 years of senior executive level experience in the oil and gas industry, including overall responsibility for policy, strategy, performance and stakeholder contact as well as worldwide responsibility for upstream operations. Mr. Hoenmans brings significant executive-level experience in the oil and gas industry as well as an international perspective to our Board.

Mr. Kilpatrick has over 30 years of executive, management and operating experience in the oil and gas industry and brings significant executive-level and consulting experience in the oil and gas industry to our Board.

Messrs. New and Scott serve as officers of GSO and its affiliates who have a significant capital investment in the Company and were nominated by GSO to serve as directors of the Company. Mr. New has extensive experience in distressed finance and corporate restructuring with an emphasis on sourcing direct distressed investment opportunities and brings a unique financial perspective on distressed companies to our Board. Mr. Scott has extensive knowledge of the energy industry based on his experience as an investment banker focusing on the energy industry and as a former energy executive. Mr. Scott brings significant executive-level experience in the oil and gas industry as well as a unique financial perspective to our Board.

Mr. West brings a unique perspective on the international energy industry to our Board based on his extensive experience as a consultant advising chief executive officers of leading international oil and gas companies and national oil companies on corporate strategy, portfolio management, acquisitions, divestitures, and investor relations as well as having served as Assistant Secretary of the Interior for Policy, Budget and Administration, with responsibility for U.S. offshore oil policy.

Code of Conduct and Ethics

Our Code of Business Conduct and Ethics, which is applicable to all directors, officers and employees of the Company, is available on the Company’s website at www.cheniere.com.

Meetings and Committees of the Board

Our operations are managed under the broad supervision and direction of the Board of Directors, which has the ultimate responsibility for the establishment and implementation of the Company’s general operating philosophy, objectives, goals and policies. Pursuant to delegated authority, certain Board functions are discharged by the Board’s standing Audit, Compensation and Governance and Nominating Committees. Members of the Audit, Compensation and Governance and Nominating Committees for a given year are selected by the Board following the annual stockholders’ meeting. During the fiscal year ended December 31, 2009, the Company’s Board of Directors held 8 meetings. Each incumbent member of the Board attended or participated in at least 75% of the aggregate number of (i) Board meetings and (ii) committee meetings held by each committee of the Board on which the director served, with the exception of Mr. Brandolini who attended 69%. Although directors are not required to attend annual stockholders’ meetings, they are encouraged to attend such meetings. At the 2009 annual meeting of stockholders, all members of the Board of Directors were present with the exception of Mr. Brandolini and Mr. West.

Audit Committee

The Audit Committee’s members at December 31, 2009 were David B. Kilpatrick, Vicky A. Bailey, Nuno Brandolini, Paul J. Hoenmans and Jason G. New, all of whom were considered independent during their terms of service on the Audit Committee. In particular, in determining that Messrs. Brandolini and New were independent, the Board considered the Company’s transaction with GSO and the related party transactions discussed beginning on page 47 of this Proxy Statement. Effective February 22, 2010, Mr. Brandolini and Mr. New resigned from the Audit Committee and Mr. Carney was appointed as a member of the Audit Committee. Mr. Kilpatrick serves as Chairman of the Audit Committee. Each member of the Audit Committee has been determined by the Board to be “independent” as defined by the NYSE Amex listing standards and by the SEC, and the Board has determined that Mr. Carney is an “audit committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K promulgated by the SEC. The Audit Committee held 5 meetings during the fiscal year ended December 31, 2009.

The Audit Committee has a written charter, which is available on our website at www.cheniere.com. The Audit Committee is appointed by the Board to oversee the accounting and financial reporting processes of the Company and the audits of the Company’s financial statements. The Audit Committee assists the Board in monitoring:

•	the integrity of the Company’s financial statements,

•	the qualifications, independence and performance of our independent accountants,

•	our internal audit function and systems of internal controls over financial reporting and disclosure controls and procedures,

•	the performance of our audit and accounting processes generally and

•	compliance by the Company with legal and regulatory requirements.

The Audit Committee provides for open, ongoing communication among the independent accountants, financial and senior management, compliance officers and the Board concerning our financial and compliance position and affairs. The Audit Committee has the power to conduct or authorize investigations into any matters within its scope of responsibilities and has sole authority to retain special legal, accounting or other consultants to advise the Audit Committee and to approve the fees and other retention terms of such consultants. The Audit Committee’s responsibility is oversight, and it recognizes that the Company’s management is responsible for preparing the Company’s financial statements and complying with applicable laws and regulations.

Governance and Nominating Committee

The Governance and Nominating Committee’s members at December 31, 2009 were John M. Deutch, Vicky A. Bailey, Nuno Brandolini and Paul J. Hoenmans, all of whom were considered independent during their terms of service on the Governance and Nominating Committee. In particular, in determining that Mr. Brandolini was independent, the Board considered the Company’s transaction with GSO and the related party transactions discussed beginning on page 47 of this Proxy Statement. Effective February 22, 2010, Mr. Brandolini resigned from the Governance and Nominating Committee. Mr. Deutch serves as Chairman of the Governance and Nominating Committee. Each member of the Governance and Nominating Committee has been determined by the Board to be “independent” as defined by the NYSE Amex LLC listing standards and by the SEC. The Governance and Nominating Committee did not hold any formal meetings during fiscal year ended December 31, 2009, and a majority of the independent directors of the Board took action, as necessary, to recommend to the full Board all items required to be addressed by the Governance and Nominating Committee during 2009.

The Governance and Nominating Committee has a written charter, which is available on our website at www.cheniere.com. The Governance and Nominating Committee is appointed by the Board to oversee the Company’s policies and practices relating to corporate governance and to review the effectiveness of the policies and practices periodically. The Governance and Nominating Committee has the following duties and responsibilities, among others:

•	oversee the evaluation by the Board of itself and its committees,

•

identify, recruit and evaluate individuals qualified to serve on the Board and to recommend that the Board select director nominees to be considered for election at the Company’s annual meeting of stockholders or to be appointed by the Board to fill an existing or newly created vacancy on the Board,

•	identify members of the Board to serve on each Board committee and as chairman and recommend each such member and chairman to the Board,

•	assist the Board in determining director independence under applicable laws, rules and regulations,

•	ensure the Board maintains policies and procedures with respect to the evaluation of the performance of the CEO and succession planning,

•	review periodically the size of the Board and the number and responsibilities of the committees of the Board to ensure continued effectiveness, and

•	make recommendations to the Board on non-employee director compensation.

Compensation Committee

The Compensation Committee’s members at December 31, 2009 were D. Dwight Scott, Keith F. Carney, David B. Kilpatrick and J. Robinson West, all of whom were considered independent during their terms of service on the Compensation Committee. In particular, in determining that Mr. Scott was independent, the Board considered the Company’s transaction with GSO and the related party transactions discussed beginning on page 47 of this Proxy Statement. Mr. Scott served as Chairman of the Compensation Committee until he resigned from the Compensation Committee on February 22, 2010. Effective February 22, 2010, Ms. Bailey was appointed as Chair and as a member of the Compensation Committee. Each Compensation Committee member has been determined by the Board to be free from any relationship that in the opinion of the Board would interfere with the exercise of independent judgment as a member of the Compensation Committee. Each member of the Compensation Committee is a non-employee director as defined in the rules and regulations of the SEC. Each member of the Compensation Committee also meets the independence requirements of the NYSE Amex LLC. The Compensation Committee held 7 meetings during 2009. The Compensation Committee reviews and approves the compensation policies, practices and plans of the Company pursuant to a written charter, which is available on our website at www.cheniere.com. The Chairman of the Compensation Committee, in consultation with other Compensation Committee members, members of management and the compensation consultant, determines the agenda and dates of Compensation Committee meetings.

Under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), a public company’s corporate income tax deduction is capped at $1 million per year for amounts paid to the company’s chief executive officer and three other highest paid executives (excluding the chief executive officer and chief financial officer). However, the $1 million cap does not apply to performance-based compensation that is paid because of the attainment of one or more pre-established and objective performance goals adopted by a compensation committee consisting of two or more “outside directors.” For a member of a compensation committee to be considered an outside director under Section 162(m) of the Code, the director must not:

•	be a current employee of the company,

•	be a former employee of the company who is receiving compensation for prior services,

•	be an officer or former officer of the company or

•	have received remuneration from the company for reasons other than being a director of the company.

Mr. Carney, a member of the Compensation Committee, is a former officer of Cheniere and, as such, is not considered independent under the Code. It was also determined that Mr. Scott should not be considered independent under the Code because the non-advisory fee paid by the Company to GSO in August 2008 and the ongoing interest payments the Company pays on a loan with GSO constitute remuneration received by Mr. Scott from the Company. In order for performance-based compensation to meet the exemption of the $1 million cap, a Section 162(m) Subcommittee of all of the Compensation Committee members except for Mr. Scott and Mr. Carney exists. Ms. Bailey currently serves as Chair of the Section 162(m) Subcommittee. The purpose of the Section 162(m) Subcommittee is to monitor compliance by the Company with the requirements of Section 162(m) of the Code and to consider and approve performance-based awards. The Section 162(m) Subcommittee held one meeting during 2009.

The Compensation Committee’s charter is reviewed annually. Changes to the charter must be approved by the Board on the recommendation of the Compensation Committee. The charter provides that the Compensation Committee has the sole authority to retain and terminate any compensation consultant engaged to assist in the evaluation of compensation of directors and executive officers of the Company, including the sole authority to approve such consultant’s fees and other retention terms. Pursuant to the charter, the Compensation Committee and/or Section 162(m) Subcommittee have the following duties and responsibilities, among others:

•	establishing corporate goals and objectives for performance-based compensation and the maximum amount of performance-based compensation for a defined performance period,

•	approving performance-based compensation, if any, after the end of the performance period,

•	determining and approving the compensation level for the Chief Executive Officer and the other executive officers based on the Committee’s evaluations, and

•	establishing and periodically reviewing the Company’s compensation policy and strategy and making recommendations to the Board with respect to incentive compensation plans and equity-based plans.

Compensation Committee Interlocks and Insider Participation

Mr. Carney, who serves as a member of the Compensation Committee, was formerly an officer of the Company. Mr. Carney served as Chief Financial Officer and Treasurer of the Company from July 1996 through November 1997 and Executive Vice President from 1997 through August 2001. None of our executive officers serves as a member of the compensation committee of any other company that has an executive officer serving as a member of our Board of Directors. None of our executive officers serves as a member of the board of directors of any other company that has an executive officer serving as a member of our Compensation Committee.

Director Compensation

The compensation paid to our directors for the year ended December 31, 2009, is set forth in the following table:

Director Compensation Table for Fiscal 2009

Name (1)	Fees Earned or Paid in Cash ($)	Stock Awards ($) (2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Vicky A. Bailey (3)	$80,000	$80,004	—	—	—	—	$160,004
Nuno Brandolini (4)	—	$160,003	—	—	—	—	$160,003
Keith F. Carney (5)	$90,000	$90,003	—	—	—	$4,974	$184,977
John M. Deutch (6)	$85,000	$85,001	—	—	—	—	$170,001
Paul J. Hoenmans (7)	$80,000	$80,004	—	—	—	—	$160,004
David B. Kilpatrick (8)	$90,000	$90,003	—	—	—	—	$180,003
Jason G. New (9)	—	$160,003	—	—	—	—	$160,003
D. Dwight Scott (10)	—	$180,002	—	—	—	—	$180,002
J. Robinson West (11)	$80,000	$80,004	—	—	—	—	$160,004
Walter L. Williams (12)	$80,000	$80,004	—	—	—	$11,560	$171,564

(1)	Charif Souki is an executive officer of the Company and did not receive additional compensation for his service as a director.

(2)	The amounts in this column reflect the grant date fair value ($3.64) of awards made in 2009 to each of the directors.

(3)	Ms. Bailey was granted 21,979 shares of restricted stock in 2009 with a grant date fair value of $80,004. As of December 31, 2009, she held a total of 25,000 stock options and 21,979 shares of restricted stock.

(4)	Mr. Brandolini was granted 43,957 shares of restricted stock in 2009 with a grant date fair value of $160,003. As of December 31, 2009, he held a total of 43,957 shares of restricted stock.

(5)	Mr. Carney was granted 24,726 shares of restricted stock in 2009 with a grant date fair value of $90,003. As of December 31, 2009, he held a total of 24,726 shares of restricted stock. Mr. Carney also had use of an office and parking space at the Company’s headquarters during 2009. The pro rata amount of office lease expense related to that space was approximately $1,726 and the parking expense was approximately $3,248.

(6)	Mr. Deutch was granted 23,352 shares of restricted stock in 2009 with a grant date fair value of $85,001. As of December 31, 2009, he held a total of 25,000 stock options and 23,352 shares of restricted stock.

(7)	Mr. Hoenmans was granted 21,979 shares of restricted stock in 2009 with a grant date fair value of $80,004. As of December 31, 2009, he held a total of 21,979 shares of restricted stock.

(8)	Mr. Kilpatrick was granted 24,726 shares of restricted stock in 2009 with a grant date fair value of $90,003. As of December 31, 2009, he held a total of 24,726 shares of restricted stock.

(9)	Mr. New was granted 43,957 shares of restricted stock in 2009 with a grant date fair value of $160,003. As of December 31, 2009, he held a total of 43,957 shares of restricted stock. Mr. New disclaims beneficial ownership of these shares. Mr. New is an employee of GSO and is required to transfer to GSO or Blackstone Distressed Securities Advisors, LP, as applicable, any and all compensation received in connection with his directorship for any portfolio managed by GSO.

(10)

Mr. Scott was granted 49,451 shares of restricted stock in 2009 with a grant date fair value of $180,002. As of December 31, 2009, he held a total of 49,451 shares of restricted stock. Mr. Scott disclaims beneficial ownership of these shares. Mr. Scott is an employee of GSO and is required to transfer to GSO or Blackstone Distressed Securities Advisors, LP, as applicable, any and all compensation received in connection with his directorship for any portfolio managed by GSO.

(11)	Mr. West was granted 21,979 shares of restricted stock in 2009 with a grant date fair value of $80,004. As of December 31, 2009, he held a total of 30,000 stock options and 21,979 shares of restricted stock.

(12)	Mr. Williams was granted 21,979 shares of restricted stock in 2009 with a grant date fair value of $80,004. As of December 31, 2009, he held a total of 21,979 shares of restricted stock. Mr. Williams also had use of an office, parking space, laptop and blackberry at the Company’s headquarters during 2009. The pro rata amount of office lease expense related to that space was approximately $3,308, the parking expense was approximately $3,248 and the laptop/blackberry expense was approximately $5,004.

During the fiscal year ended December 31, 2009, the Board of Directors approved compensation, payable as of June 15, 2009, of $160,000 to non-employee directors for service for the period from the 2009 Annual Meeting of Stockholders through the 2010 Annual Meeting of Stockholders. The Board also awarded the Chairman of the Audit Committee, the Chairman of the Compensation Committee and the Lead Director additional compensation of $20,000 each and the Chairman of the Governance and Nominating Committee additional compensation of $10,000 for the additional time required to perform their responsibilities. In order to provide the directors some flexibility on the type and timing of the compensation, directors were given the option to elect payment of such amounts 100% in restricted stock or 50% in restricted stock and 50% in cash. Cash payments are made quarterly. The number of shares of restricted stock issued was determined based on the closing price of the Company’s common stock as reported by the NYSE Amex LLC on the date payable (for June 15, 2009: $3.64). The directors’ restricted stock vests on the first anniversary of the date of grant.

PROPOSAL 2—RATIFICATION OF ERNST & YOUNG LLP AS INDEPENDENT ACCOUNTANTS

Ernst & Young LLP (“E&Y”) served as our independent auditor for the fiscal year ended December 31, 2009 and has been appointed by the Audit Committee to serve as our independent auditor for the fiscal year ending December 31, 2010.

Independent Accountant’s Fees

The following table sets forth the fees billed to us by E&Y for professional services for the years ended December 31, 2009 and 2008.

	Ernst & Young LLP
	Fiscal 2009	Fiscal 2008
Audit Fees	$1,693,795	$1,490,867
Audit-Related Fees	—	95,925
Tax Fees	65,170	—

Total	$1,758,965	$1,586,792

Audit Fees—Audit fees for the fiscal years ended December 31, 2009 and 2008 include attestation services and review of documents filed with the SEC in addition to audit, review and all other services performed to comply with generally accepted auditing standards.

Audit-Related Fees—Audit-related fees for the fiscal year ended December 31, 2008 were for due diligence, accounting assistance, and consultation concerning financial accounting and reporting standards.

Tax Fees—Tax fees for the fiscal year ended December 31, 2009 were for U.S. tax compliance and U.S. Customs and Border Protection compliance.

We did not pay E&Y any tax fees or other fees during the fiscal year ended December 31, 2008.

Pre-Approval Policies and Procedures

The Audit Committee’s policy is to pre-approve all audit and non-audit services provided by the independent accountants and not to engage the independent accountants to perform any non-audit services specifically prohibited by law or regulation. All audit and non-audit services provided to us during the fiscal years ended December 31, 2009 and 2008 were pre-approved.

We anticipate that a representative of E&Y will participate in the Annual Meeting of Stockholders and may make a statement if they desire to do so, and they will be available to respond to appropriate questions concerning our financial statements.

The Board of Directors recommends a vote FOR the ratification of the Audit Committee’s appointment of Ernst & Young LLP as the Company’s independent accountants for the fiscal year ending December 31, 2010.

MANAGEMENT

Executive Officers

The following table sets forth the names, ages and positions of each of our executive officers, as of April 13, 2010, all of whom serve at the request of the Board of Directors and are subject to annual appointment by the Board:

Name	Age	Position
Charif Souki	57	Chairman, Chief Executive Officer and President

Jean Abiteboul	58	Senior Vice President—International

Meg A. Gentle	35	Senior Vice President and Chief Financial Officer

R. Keith Teague	45	Senior Vice President—Asset Group

H. Davis Thames	42	Senior Vice President—Marketing

Charif Souki, a co-founder of the Company, is currently Chairman of the Board of Directors and Chief Executive Officer. Further information regarding Mr. Souki is provided above under “Director Biographies.”

Jean Abiteboul has served as Senior Vice President—International since November 2007. Since February 2006, Mr. Abiteboul has also served as Executive Director, Cheniere LNG Services S.A.R.L., a wholly-owned subsidiary of the Company. From 1975 until February 2006, he held different positions within Gaz de France, a publicly traded natural gas distribution company, including Secretary to the Board of Directors from 2004 until 2006; International Executive Vice President from 2003 to 2004; Executive Vice President, Gas Supply, Trading and Marketing from 2002 until 2003; and Executive Vice President, Gas Supply from 1998 to 2003. He also served on the Board of Directors of Tejas Power Corporation (USA), Gas Metropolitan (Canada), Sceptre Resources (Canada) and other affiliated companies of Gaz de France in Europe. Mr. Abiteboul graduated as an Engineer from Ecole Centrale de Lyon and obtained a Diploma in Economics from Université de Lyon.

Meg Gentle has served as Senior Vice President and Chief Financial Officer since March 2009. Prior to March 2009, she served as Senior Vice President—Strategic Planning & Finance since February 2008. Prior to February 2008, she served as Vice President of Strategic Planning since September 2005 and Manager of Strategic Planning since June 2004. Prior to joining Cheniere in June 2004 as Manager, Strategic Planning, Ms. Gentle spent eight years in energy market development, economic evaluation, and long-range planning. She conducted international business development and strategic planning for Anadarko Petroleum Corporation, a publicly traded integrated energy company, from January 1998 to May 2004 and energy market analysis for Pace Global Energy Services, an energy management and consulting firm, from August 1996 to December 1998. Ms. Gentle is currently a director and Senior Vice President and Chief Financial Officer of Cheniere Energy

Partners GP, LLC, a wholly-owned subsidiary of the Company. Ms. Gentle received her B.A. in Economics and International Affairs from James Madison University in May 1996 and her M.B.A. from Rice University in May 2004.

R. Keith Teague has served as Senior Vice President—Asset Group since April 2008 and President of Cheniere Pipeline Company, a wholly-owned subsidiary of the Company, since January 2005. Prior to April 2008, he served as Vice President—Pipeline Operations since May 2006. He is responsible for the development, construction and operation of the Company’s LNG receiving terminal and pipeline assets. Mr. Teague began his career with the Company in February 2004 as Director of Facility Planning. Prior to joining the Company, Mr. Teague served as the Director of Strategic Planning for the CMS Panhandle Companies from December 2001 until September 2003. Mr. Teague is currently a director, President and Chief Operating Officer of Cheniere Energy Partners GP, LLC. Mr. Teague received a B.S. in civil engineering from Louisiana Tech University and an M.B.A. from Louisiana State University.

H. Davis Thames has served as Senior Vice President—Marketing of the Company since December 2007 and President of Cheniere Marketing, Inc., a wholly-owned subsidiary of the Company, since November 2007. Prior to that time, he was Vice President Marketing, Strategy & Analysis since December 2006 and Executive Vice President of Cheniere Marketing, Inc. since February 2007. Prior to joining the Company as Vice President Marketing & Analysis on July 2005, Mr. Thames worked for several years at Cross Country Energy, LLC, serving as Director of Finance, Risk Management and Credit for Transwestern Pipeline, Florida Gas Transmission, and Northern Border Partners, before being promoted to Senior Director of Special Projects at the time of Cross Country’s acquisition by Southern Union and General Electric. Mr. Thames also served as President of Citrus Trading Corp. Previously, Mr. Thames worked in several structured commodity derivative and project finance teams for Enron Corp. Prior to joining Enron, Mr. Thames managed one of Flowserve Corp.’s engineering groups, designing rotating equipment for the energy industry. Mr. Thames earned a B.S. in Mechanical Engineering from The University of Texas at Austin, an M.S. in Mechanical Engineering from Texas A&M University, and an M.B.A. from the UCLA Anderson School of Management.

Indemnification of Officers and Directors

Our Restated Certificate of Incorporation (“Certificate of Incorporation”) and Amended and Restated By-laws, as amended (“By-laws”), provide that the Company shall indemnify its directors and officers to the fullest extent possible under Delaware law. These indemnification provisions require the Company to indemnify such persons against certain liabilities and expenses to which they may become subject by reason of their service as a director or officer of the Company or any of its affiliated enterprises. The provisions also set forth certain procedures, including the advancement of expenses, that apply in the event of a claim for indemnification.

We have also entered into an Indemnification Agreement with each member of our Board of Directors and each officer of the Company. The Indemnification Agreement provides for indemnification for all expenses and claims that a director or officer incurs as a result of actions taken, or not taken, on behalf of the Company while serving as a director, officer, employee, controlling person, agent or fiduciary of the Company, or any subsidiary of the Company, with such indemnification to be paid within 25 days after demand. The Indemnification Agreement provides that no indemnification will generally be provided (1) for claims brought by the director or officer, except for a claim of indemnity under the Indemnification Agreement, if the Company approves the bringing of such claim, or if the Delaware General Corporation Law requires providing indemnification because the director or officer has been successful on the merits of such claim, (2) for claims under Section 16(b) of the Securities Exchange Act of 1934, as amended, (3) if the director or officer did not act in good faith or in a manner reasonably believed by the director or officer to be in or not opposed to the best interests of the Company, (4) if the director or officer had reasonable cause to believe that his or her conduct was unlawful in a criminal proceeding, or (5) if the director or officer is adjudged liable to the Company. Indemnification will be provided to the extent permitted by law, the Company’s Certificate of Incorporation and By-laws, and to a greater extent if by law the scope of coverage is expanded after the date of the Indemnification Agreement. In all events, the scope of coverage will not be less than what is in existence on the date of the Indemnification Agreement.

SECURITY OWNERSHIP

As of April 13, 2010, there were 57,262,754 shares of common stock outstanding. The information provided below summarizes the beneficial ownership of directors, nominees for director, named executive officers as set forth in the Summary Compensation Table below, and owners of more than 5% of outstanding common stock. “Beneficial Ownership” generally includes those shares of Company common stock that a person has the power to vote, sell or acquire within 60 days. It includes shares of Company common stock that is held directly and also shares held indirectly through a relationship, a position as a trustee or under a contract or understanding.

Directors and Executive Officers

The following table sets forth information with respect to shares of common stock of the Company owned of record and beneficially as of April 13, 2010, by each director, nominee for director and named executive officer and by all directors and executive officers of the Company as a group. On April 13, 2010, the directors and executive officers of the Company beneficially owned an aggregate of 2,921,386 shares of common stock (approximately 5.1% of the outstanding shares entitled to vote at the time).

The table also presents the ownership of common units of Cheniere Energy Partners, L.P. (“Cheniere Partners”) owned of record or beneficially as of April 13, 2010, by each director, nominee for director and named executive officer and by all directors and executive officers of the Company as a group. The Company owns a majority interest in Cheniere Partners though its wholly-owned subsidiaries, Cheniere LNG Holdings, LLC, Cheniere Subsidiary Holdings, LLC, Cheniere Common Units Holding, LLC and Cheniere Energy Partners GP, LLC. As of April 13, 2010, there were 26,416,357 common units, 135,383,831 subordinated units and 3,302,045 general partner units of Cheniere Partners outstanding.

	Cheniere Energy, Inc.			Cheniere Energy Partners, L.P.
Name of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership		Percent of Class	Amount and Nature of Beneficial Ownership		Percent of Class
Charif Souki	494,627		*	373,496	(15)	1%
Walter L. Williams	292,982	(2)	*	15,388		*
Keith F. Carney	314,642	(3)	*	10,000	(3)	*
Nuno Brandolini	259,374	(4)	*	135,235		*
Paul J. Hoenmans	232,396		*	150	(16)	*
David B. Kilpatrick	201,304		*	—		*
John M. Deutch	102,194	(5)	*	5,000		*
J. Robinson West	74,176	(6)	*	—		*
Vicky A. Bailey	67,450	(7)	*	300		*
Jason New	43,957	(8)	*	—		*
D. Dwight Scott	49,451	(8)	*	—		*
Don A. Turkleson	137,851	(9)	*	25,000	(9)	*
Meg A. Gentle	248,722	(10)	*	8,035		*
Jean Abiteboul	120,109	(11)	*	—		*
H. Davis Thames	221,294	(12)	*	500		*
R. Keith Teague	198,708	(13)	*	—		*
All directors and executive officers as a group (15 persons)	2,921,386	(14)	5.1%	548,104		*

*	Less than 1%

(1)	Except as otherwise noted, the address of the directors and executive officers is in care of Cheniere Energy, Inc., 700 Milam Street, Suite 800, Houston, Texas 77002.

(2)	Includes 10,000 shares owned by Mr. Williams’ wife.

(3)	Some or all of the shares and units held by Mr. Carney are held in a margin account.

(4)	Includes 2,000 shares held by Mr. Brandolini’s wife. Some or all of the shares are held in a margin account.

(5)	Includes 25,000 shares issuable upon exercise of currently exercisable stock options held by Mr. Deutch and 10,000 shares held in a partnership.

(6)	Includes 30,000 shares issuable upon exercise of currently exercisable stock options held by Mr. West.

(7)	Includes 25,000 shares issuable upon exercise of currently exercisable stock options held by Ms. Bailey.

(8)	Mr. New and Mr. Scott disclaim beneficial ownership of these shares. Mr. New and Mr. Scott are employees of GSO or one of its affiliates and under the terms of their employment with GSO, they are required to transfer to GSO or its clients, as applicable, any and all compensation received in connection with their directorship for any portfolio companies managed by GSO.

(9)	Includes information as reported to us by Mr. Turkleson. Mr. Turkleson resigned as the Chief Financial Officer of the Company effective March 1, 2009 and is no longer required to report his holdings in the Company’s securities pursuant to Section 16(a) of the Securities Exchange Act of 1934.

(10)	Includes 80,000 shares issuable upon exercise of currently exercisable stock options held by Ms. Gentle.

(11)	Includes 50,000 shares issuable upon exercise of currently exercisable stock options held by Mr. Abiteboul.

(12)	Includes 10,400 shares issuable upon exercise of currently exercisable stock options held by Mr. Thames.

(13)	Includes 30,000 shares issuable upon exercise of currently exercisable stock options held by Mr. Teague.

(14)	Includes an aggregate of 250,400 shares issuable upon exercise of currently exercisable stock options and no shares which are issuable upon exercise of stock options which become exercisable within 60 days.

(15)	Includes 283,100 units owned by Mr. Souki’s wife.

(16)	These units are owned by Mr. Hoenmans’ wife.

Owners of More than Five Percent of Outstanding Stock

The following table shows the beneficial owners known by us to own more than five percent of our voting stock as of April 13, 2010.

	Common Stock				Preferred Stock
Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class		Amount and Nature of Beneficial Ownership		Percent of Class
GSO Capital Partners LP 280 Park Avenue New York, New York 10017	—		—		50,000	(1)	100	%(1)
Paulson & Co. Inc. 590 Madison Avenue New York, New York 10022	7,524,085	(2)	14.6%		—		—
Orbis Investment Management Limited 34 Bermudiana Drive Hamilton, HM 11, Bermuda	7,831,159	(3)	13.9	%(3)	—		—
BlackRock, Inc. 40 East 52nd Street New York, New York 10022	6,405,060	(4)	11.19%		—		—
Kleinheinz Capital Partners, Inc. 301 Commerce Street, Suite 1900 Fort Worth, Texas 76102	3,240,000	(5)	5.7%		—		—

(1)	On August 15, 2008, Cheniere Common Units Holding, LLC (the “Borrower”), a wholly-owned subsidiary of the Company, entered into a Credit Agreement pursuant to which certain lenders, including GSO Capital

Partners LP (“GSO”) and its affiliates, agreed to make term loans of $250,000,000 to the Borrower. The principal amount of $250,000,000 can be exchanged in whole or in part, at any time, for Series B Convertible Preferred Stock par value $0.0001 per share (“Series B Preferred Stock”). Each share of Series B Preferred Stock is entitled to vote with the common stock on all matters submitted to a vote of stockholders. Each share of Series B Preferred Stock has 202.50 votes, with an aggregate maximum number of votes of 10,125,000 or 15.03% of the aggregate vote of all available shares of Series B Preferred Stock and all outstanding common stock as of April 5, 2010. The Series B Preferred Stock is exchangeable into 50 million shares of the Company’s common stock at a conversion price of $5.00 per share by subsequent purchasers pursuant to a broadly syndicated offering. As long as the Credit Agreement or Series B Preferred Stock remain outstanding, the holders of a majority of the Series B Preferred Stock have the right to nominate two individuals to the Company’s Board and, together with the Board, they have the right to nominate a third nominee who would serve as an independent director.

(2)	Information is based on a Form 4 filed with the SEC by Paulson & Co. Inc. (“Paulson”) on October 29, 2008. Paulson states that it is an investment advisor registered under the Investment Advisor Act of 1940 and is the investment manager of Paulson Partners, L.P. (276,939 shares), Paulson Partners Enhanced L.P. (400,242 shares), Paulson International Ltd. (1,011,912 shares), Paulson Advantage Select Ltd. (12,386 shares), Paulson Advantage Master Ltd. (717,444 shares), Paulson Advantage Plus Master Ltd. (2,018,580 shares) and Paulson Enhanced Ltd. (2,542,698 shares) (collectively, the “Funds”) and to accounts managed separately by Paulson (“Separately Managed Accounts”) (543,884 shares). Paulson is also the controlling person of Paulson Advisers LLC, the managing general partner of each of Paulson Partners, L.P. and Paulson Partners Enhanced L.P. John Paulson is the controlling person of Paulson. Each of Paulson and John Paulson may be deemed to indirectly beneficially own the securities directly owned by the Funds and the Separately Managed Accounts.

(3)	Information is based on a Schedule 13G/A filed with the SEC by Orbis Investment Management Limited (“OIML”) on February 12, 2010. OIML is the beneficial owner of 7,831,159 shares and states that it has shared voting power as to 125,852 shares.

(4)	Information is based on a Schedule 13G/A filed with the SEC by BlackRock, Inc. (“BlackRock”) on April 12, 2010. On December 1, 2009, BlackRock completed its acquisition of Barclays Global Investors from Barclays Bank PLC and, as a result, substantially all of the Barclays Global Investor entities are now included as subsidiaries of BlackRock. BlackRock is the beneficial owner of and states that it has sole voting power as to 6,405,060 shares. Of the 6,405,060 shares reported, 2,903,622 shares represent shares that may under certain circumstances be converted into shares of common stock and 3,501,438 shares represent directly held common stock.

(5)	Information is based on a Schedule 13G filed with the SEC by Kleinheinz Capital Partners, Inc. (“Kleinheinz”) on behalf of Global Undervalued Securities Master Fund Cayman Islands exempted limited partnership (the “Master Fund”), Global Undervalued Securities Fund, L.P., a Delaware limited partnership (the “Domestic Fund”), Global Undervalued Securities Fund (QP), L.P., a Delaware limited partnership (the “Domestic QP Fund” and together with the Domestic Fund, the “Domestic Funds”), Global Undervalued Securities Fund Cayman Islands exempted company (the “Cayman Fund” and together with the Domestic Funds, the “Feeder Funds”), Kleinheinz, a Texas corporation, Kleinheinz Capital Partners LDC, a Cayman Islands limited duration company (the “LDC”), and John Kleinheinz (together with the Master Fund, the Feeder Funds, Kleinheinz, LDC, the “Reporting Persons”) on February 12, 2010. Kleinheinz purchased 3,240,000 shares for the account of the Master Fund. Kleinheinz acts as investment adviser to the Feeder Funds and the Master Fund. The Feeder Funds serve as partners of the Master Fund. LDC serves as general partner of the Domestic Funds. Mr. Kleinheinz is the principal of both Kleinheinz and LDC. The Reporting Persons may be deemed the beneficial owners and state that they have sole power to vote and dispose of 3,240,000 shares held by the Master Fund.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board is responsible for oversight of the accounting and financial reporting processes of the Company and oversight of the audits of our financial statements. Management of the Company is responsible for preparing our financial statements and complying with applicable laws and regulations. It is the responsibility of management and the independent accountants to determine that our financial statements are complete and accurate and are in accordance with generally accepted accounting principles.

The Audit Committee discussed with both our internal and independent accountants the overall scope and plans for their respective audits. In addition, the Audit Committee met with both management and our independent accountants to review and discuss all financial statements prior to their issuance and to discuss significant accounting issues. Management advised the Audit Committee that all financial statements were prepared in accordance with generally accepted accounting principles. The Audit Committee’s review with the independent accountants included discussions of those matters required to be discussed by Public Company Accounting Oversight Board Auditing Standard AU Section 380 (Communication with Audit Committees) and Rule 2-07 of SEC Regulation S-X. The Audit Committee also discussed with the independent accountants, among other things, matters relating to their independence, and the Audit Committee received the written disclosures and the letter from the independent accountants required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence. Finally, the Audit Committee continued to monitor the scope and adequacy of our internal control system.

On the basis of these reviews and discussions, the Audit Committee recommended to the Board of Directors that the Board approve the inclusion of the Company’s audited financial statements in our Annual Report on Form 10-K for the year ended December 31, 2009 for filing with the SEC.

THE AUDIT COMMITTEE

David B. Kilpatrick, Chairman

Vicky A. Bailey

Keith F. Carney

Paul J. Hoenmans

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The following discussion and analysis of compensation arrangements of our named executive officers should be read together with the compensation tables and related disclosures set forth below. This discussion contains forward-looking statements that are based on our current plans, as well as considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that we adopt may differ materially from currently planned programs as summarized in this discussion.

Company Overview

We own and operate the Sabine Pass LNG receiving terminal and Creole Trail Pipeline located in the Gulf Coast of the United States.

Overview of Executive Compensation for 2009

The following are highlights of the more significant events involving our executive officers’ compensation for 2009:

•	None of our executive officers received a base salary increase for 2009, with the exception of Mr. Souki. Mr. Souki received a base salary increase of approximately 20% for 2009.

•

In February 2009, our executive officers were granted a long-term equity award in the form of phantom stock (the “2009 Phantom Stock Awards”), which vests in future years based on a combination of performance and continued employment and is meant to cover three years’ worth of equity awards. The 2009 Phantom Stock Awards will be settled in cash or in shares of our common stock as determined by the Compensation Committee in connection with each settlement.

•

In January 2010, the Compensation Committee approved a discretionary bonus award, paid in a combination of cash and shares of our common stock, for the executive officers based on 2009 performance (the “2009 Bonus Awards”).

Compensation Philosophy and Objectives

Our executive compensation program and objectives are based on our need to attract and retain executives with the talent and experience necessary for Cheniere to achieve its primary business goals. We compete for executive talent with larger energy companies that have substantially greater resources. In 2009, we generally targeted our executives’ base salaries at the median of the market data of energy companies within which we operate and compete with for executive talent. Our executive officers’ total compensation for 2009 consisted of their annual base salary and a discretionary bonus award, the payment of which was based on the Company’s performance in 2009. During 2009, we also implemented a new long-term incentive plan for our employees, including our executive officers, and our executive officers were granted 2009 Phantom Stock Awards that vest in future years based on a combination of performance and continued employment.

Independent Compensation Consultant

The Compensation Committee has engaged Deloitte Consulting LLP (“Deloitte”) to review our compensation practices and provide the Compensation Committee with advice and assistance related to the design of our incentive compensation plans. In 2009, management made recommendations to the Compensation Committee concerning competitive pay ranges for our executive officers, appropriate base salary adjustments, a new long-term incentive plan for all of our employees, including the executive officers, and the amounts of the 2009 Bonus Awards. Deloitte reviewed management’s recommendations and provided guidance to the Compensation Committee and management regarding the reasonableness of the recommendations based on market data. Deloitte also assisted the Compensation Committee and management in the establishment of a 2010 bonus plan for all of our employees, including our executive officers. The Compensation Committee and management seek Deloitte’s guidance in an effort to establish compensation packages for our executive officers that are reasonable and in line with other companies in our industry. Deloitte reports to the Compensation Committee Chairman and has direct access to Compensation Committee members. Deloitte attends Compensation Committee meetings on request and also meets with the Compensation Committee in executive session without management present. Those Deloitte personnel involved in matters within the purview of the Compensation Committee do not participate in any other services provided to us by Deloitte affiliates. During 2009, we used Deloitte Financial Advisory Services LLP for certain accounting services, Deloitte Tax LLP for certain tax consulting services, Deloitte Accounting Services (France) for certain payroll and financial bookkeeping services for our French office and Taj Societe D’Avocats, a member of Deloitte Touche Tohmatsu, for certain professional tax services. The aggregate fees the Company paid to Deloitte’s affiliates for non-executive compensation consulting services was $159,202 during 2009, and the aggregate fees the Company paid to Deloitte for executive compensation consulting services was $48,855 during 2009. The decision to engage and the fees the Company paid to Deloitte’s affiliates for non-executive compensation consulting services were approved by management and not the Compensation Committee or the Board because these services fall within management’s approval authority in the normal course of business. The Compensation Committee believes that the nature and scope of these services do not impair Deloitte’s ability to provide an independent perspective to the Compensation Committee in its deliberations about executive officer compensation.

Role of Compensation Committee and Executive Officers in Compensation Decisions

The Compensation Committee has the responsibility to review and approve annual compensation, including the competitiveness of each element of the total compensation package, for the Chief Executive Officer (“CEO”) and each of our Senior Vice Presidents, who together with the CEO we will refer to in this Compensation Discussion and Analysis collectively as the “Executive Officers.” The Compensation Committee endeavors to provide total compensation for the Executive Officers that is reasonable and competitive. In determining total compensation for the Executive Officers, the Compensation Committee recognizes that the Company is at a critical stage in its commercial development and that the Executive Officers’ total compensation must provide an incentive to achieve the Company’s overall business plan.

The base salaries, discretionary bonus awards and other equity awards for the Executive Officers, other than the CEO, are customarily proposed to the Compensation Committee by the CEO. The compensation recommendations for the CEO are developed by the Compensation Committee. All recommendations reflect input from Deloitte and our Human Resources (“HR”) department based on their review of external market data and Deloitte’s guidance on best practices. The Compensation Committee makes the final determination as to the base salaries, discretionary bonus awards and other equity awards for each of the Executive Officers based on Company and individual performance, the Company’s budget for compensation and market data.

Elements of 2009 Executive Compensation

We strive to offer a competitive compensation and benefits package to enable us to retain our current personnel and to recruit new executive talent as necessary. Each year, the Compensation Committee reviews external market data to determine the competitiveness of the total compensation package of our Executive Officers. The market data selected is representative of the energy industry within which we operate and includes companies relative to our size and business activity with which we compete for executive talent. Our HR department compiles and analyzes the market data with verification from Deloitte that our HR department’s analysis is accurate and reasonable. The Compensation Committee reviews the following components of the Executive Officers’ compensation relative to the amount paid to executives in similar positions within the market data: base salary, cash bonuses and equity compensation. We use the market data as a point of reference for measuring the compensation of the Executive Officers, but compensation decisions are made based on a combination of considerations. Our CEO works with our HR department to provide the Compensation

Committee with recommendations on compensation based on the following considerations: the Company’s performance, the roles, responsibilities and performance of the Executive Officers, the Company’s budget for compensation and market competitiveness.

In 2009, the total compensation package for each of our Executive Officers included his or her annual base salary and a discretionary bonus award. Payment of the discretionary bonus award was based on the Company’s performance in 2009. We also implemented a new long-term incentive plan for our employees, including our Executive Officers, and the Executive Officers were granted 2009 Phantom Stock Awards. The 2009 Phantom Stock Awards vest in future years based on a combination of performance and continued employment and will be settled in cash or in shares of our common stock as determined by the Compensation Committee.

In 2009, the total compensation package of our employees, including our Executive Officers, was intended to focus their efforts on the achievement of certain of the Company’s near-term financial and non-financial goals for 2009 as well as progress made towards the achievement of long-term goals under our three-year business plan. We believe our compensation policies and practices are not reasonably likely to have a material adverse effect on the Company and do not include risk-taking incentives or encourage our employees, including our Executive Officers, to take excessive risks in order to receive larger awards. The actual compensation awarded to our employees, including our Executive Officers, is generally based on the Company’s achievement of annual as well as long-term goals that were reviewed and approved by management.

2009 Base Salaries

Our Executive Officers’ base salaries for 2009 are set forth in the table below. Mr. Souki’s base salary increase was effective January 7, 2009. The decision to increase Mr. Souki’s base salary for 2009 is described in more detail below under “Analysis of Executive Officers’ Total Compensation for 2009 – Base Salary.” None of the other Executive Officers received a base salary increase for 2009.

2009 Base Salary

Executive Officers	Base Salary Increase from 2008 (%)	2009 Base Salary ($)
Charif Souki	20%	$720,000
Meg A. Gentle	0%	$272,820
Don A. Turkleson	0%	$272,820	(1)
Jean Abiteboul	0%	$328,426	(2)
H. Davis Thames	0%	$272,820
R. Keith Teague	0%	$272,820

(1)	Mr. Turkleson resigned as Chief Financial Officer of the Company effective March 1, 2009.

(2)	Mr. Abiteboul’s base salary was 229,140 EUR. The amount reported in the table represents the U.S. dollar equivalent based on the December 31, 2009 exchange rate of 1.4333 USD to 1 EUR.

2009 Bonus Awards

On January 6, 2010, the Compensation Committee considered the achievement of certain of the Company’s near-term financial and non-financial goals for 2009 as well as progress made towards the achievement of long-term goals under our three-year business plan and decided that it was appropriate to pay discretionary bonus awards to the Executive Officers for 2009 performance. The discretionary bonus awards were paid in a combination of cash and shares of our common stock. The amount of the Executive Officers’ discretionary bonus awards was determined based on target amounts that had been previously established by the Compensation

Committee as a percentage of the Executive Officers’ base salaries (the “2009 Annual Bonus Targets”). The Compensation Committee approved a cash bonus pool at the 2009 Annual Bonus Targets. In addition, the Compensation Committee also approved the issuance of 679,000 shares of our common stock to be granted to the Executive Officers on January 27, 2010, pursuant to the Cheniere Energy, Inc. Amended and Restated 2003 Stock Incentive Plan, as amended (the “2003 Plan”). The shares were allocated to the Executive Officers based on their contributions during 2009. The shares are not restricted and are immediately tradable. The following discretionary bonus awards were paid to the Executive Officers for 2009 performance and are described in more detail below under “Analysis of Executive Officers’ Total Compensation for 2009 – 2009 Bonus Awards.”

2009 Bonus Awards

Executive Officers (1)	2009 Annual Bonus Target (% of salary)	2009 Cash Bonus ($)		Number of Shares of Common Stock Granted January 27, 2010 (#)
Charif Souki	150%	$1,080,000		190,000
Meg A. Gentle	90%	$245,540		77,000
Jean Abiteboul	90%	$299,030	(2)	100,000
H. Davis Thames	90%	$245,540		135,000
R. Keith Teague	90%	$245,540		77,000

(1)	Mr. Turkleson resigned as Chief Financial Officer of the Company effective March 1, 2009, and did not receive a 2009 Bonus Award.

(2)	Mr. Abiteboul’s 2009 Bonus Award was paid in Euros in the amount of 207,407 EUR based on the January 6, 2010, exchange rate of 1.4418 USD to 1 EUR.

2009 Phantom Stock Awards

On February 25, 2009, the Section 162(m) Subcommittee of the Compensation Committee of the Board of Directors (the “Section 162(m) Subcommittee”) approved the 2009 Phantom Stock Awards for our Executive Officers granted under the 2003 Plan. The 2009 Phantom Stock Awards were made on February 25, 2009, and June 12, 2009, as set forth below and are described in more detail below under “Analysis of Executive Officers’ Total Compensation for 2009 – 2009 Phantom Stock Awards.”

2009 Phantom Stock Awards

Position	Number of Shares of Phantom Stock (#)
Chairman, Chief Executive Officer and President (1)	1,800,000
Senior Vice Presidents (2)	450,000

(1)	Mr. Souki received a grant of 1,000,000 2009 Phantom Stock Awards on February 25, 2009, and a grant of 800,000 2009 Phantom Stock Awards on June 12, 2009. The grant of 800,000 2009 Phantom Stock Awards was made to Mr. Souki on June 12, 2009, upon the approval by the Company’s stockholders of certain amendments to the 2003 Plan, including an amendment to increase the maximum number of shares of our common stock that can be granted to any one individual under the 2003 Plan during a calendar year from 1,000,000 to 3,000,000 shares.

(2)	Mr. Turkleson resigned as Chief Financial Officer of the Company effective March 1, 2009, and did not receive a 2009 Phantom Stock Award.

2008 Retention Awards and Change of Control Agreements

In 2008, the Compensation Committee approved a special retention program for certain employees, including the Executive Officers who remained with the Company following a significant reduction of our workforce that occurred in 2008. The retention program included a short-term retention award paid in cash and equity, which vested on December 1, 2008, a long-term retention award paid in equity, which vests over three years beginning on December 31, 2008, and a potential cash payment payable upon a change of control of the Company. The retention program is not intended to be an annual element of compensation. The retention awards for the Executive Officers are as set forth below and are described in more detail below under “Analysis of Executive Officers’ Total Compensation for 2009 – 2008 Retention Awards and Change of Control Agreements.”

2008 Retention Awards

	Short-Term Retention Award (1)		Long-Term Retention Award (2)	Change of Control Cash Payment
Executive Officers	Cash Award	Restricted Stock Award	Restricted Stock Award	2009 Base Salary
Charif Souki	$150,135	15,014	500,001	$720,000
Meg A. Gentle	$68,205	6,821	150,000	$272,820
Don A. Turkleson (3)	—	—	50,001	$272,820
Jean Abiteboul	$80,755	6,821	100,002	$328,426	(4)
H. Davis Thames	$68,205	6,821	150,000	$272,820
R. Keith Teague	$68,205	6,821	150,000	$272,820

(1)	The cash award and the restricted stock award under the short-term retention award vested and became payable on December 1, 2008.

(2)	Of these restricted stock awards, one-third vested on December 31, 2008, one-third vested on December 31, 2009, and one-third will vest on December 31, 2010.

(3)	Mr. Turkleson resigned as Chief Financial Officer of the Company effective March 1, 2009, and the Compensation Committee approved the accelerated vesting of all of his outstanding equity awards, including 33,334 shares that were unvested under his long-term retention award.

(4)	A change of control cash payment for Mr. Abiteboul would be paid based on his current base salary rate in Euros. Mr. Abiteboul’s 2009 base salary was 229,140 EUR. The amount reported in the table represents the U.S. dollar equivalent based on the December 31, 2009, exchange rate of 1.4333 USD to 1 EUR.

Benefits

We offer the same benefits package to all of our employees and Executive Officers. The Cheniere Retirement Plan is a tax-qualified 401(k) savings plan pursuant to which we match 100% up to the lesser of 6% of salary deferrals or the maximum deferrals permitted by law. Effective for 2010, the employer match contribution will be reduced to 5% of salary deferrals or the maximum deferrals permitted by law. We also provide all employees with medical, dental and vision benefits as well as health reimbursement arrangements. In addition, employees are covered by short-term and long-term disability, basic life insurance equal to two times base salary and voluntary life (elective) insurance and accidental death and dismemberment insurance. We also provide a Section 125 Cafeteria Plan for our employees. We do not offer a defined benefit pension plan to our employees, including the Executive Officers.

Perquisites and Other Personal Benefits

Perquisites are provided to the Executive Officers on a limited basis. We currently provide contract parking for all of our employees, and the Executive Officers are assigned a reserved parking space in our office building.

In July 2009, we entered into a U.K. assignment letter with Mr. Souki so that he is able to spend a portion of his time working from London to conduct international and domestic operations for the Company. Pursuant to the U.K. assignment letter, in 2009, the Company paid for a one-time finder’s fee for Mr. Souki’s temporary living arrangements in the U.K. and all fees, including reasonable legal fees, for preparation and obtainment of the proper work clearances in the U.K. The Company also pays for an annual allowance for the cost of housing in the U.K. In April 2010, the Compensation Committee approved an amendment to Mr. Souki’s U.K. assignment letter to extend the term of his assignment to July 1, 2011 and increase the amount of his annual allowance.

Mr. Abiteboul uses a car either leased or owned by the Company. In addition, the Company pays the costs of personal tax services, club memberships and home telecommunication services for Mr. Abiteboul. The Company also makes contributions to a discretionary French retirement plan on behalf of Mr. Abiteboul. In April 2010, the Compensation Committee approved an amendment to Mr. Abiteboul’s French employment agreement. The amendment provides for a secondment arrangement with Cheniere Supply & Marketing, Inc. and Mr. Abiteboul. Mr. Abiteboul will be seconded by the Company to the Company’s London office, which serves as the head office of the English branch of Cheniere Supply & Marketing, Inc., for the purposes of developing the commercial strategy and sourcing LNG supply for the Company. Cheniere Supply & Marketing, Inc. will make direct payment to a landlord to cover the lease payments related to Mr. Abiteboul’s temporary housing in the U.K and Mr. Abiteboul will receive a tax equalization payment for a portion of the taxes he will incur as a result of the secondment. The Company has also agreed to pay reasonable installation costs related to the commencement of Mr. Abiteboul’s secondment and reasonable fees related to Mr. Abiteboul’s individual tax planning and preparation of his tax declaration.

The total cost to the Company for any perquisites and other personal benefits provided to the Executive Officers during 2007, 2008 and 2009 is provided in the “Summary Compensation Table.”

Analysis of Executive Officers’ Total Compensation for 2009

Base Salary

The base salaries of the Executive Officers are designed to be comparable to like positions in the marketplace from where we recruit executive talent and we do not differentiate the base salaries (except for the impact of international exchange rates) of our Senior Vice Presidents. For 2009, management proposed to the Compensation Committee base salary increases for the Executive Officers. The Compensation Committee reviewed base salary data for similar executive officer positions from published survey data in the Towers Perrin Energy Survey and determined Mr. Souki’s base salary was significantly below the median of the market data. The Compensation Committee approved a base salary increase of approximately 20% for Mr. Souki for 2009. However, the Compensation Committee determined that, based on the current conditions in the market, none of the other Executive Officers would receive a base salary increase for 2009.

Mr. Souki’s base salary was approximately 20% below the median of the base salaries of other chief executive officers in the Towers Perrin Energy Survey. Deloitte has recommended the Towers Perrin Energy Survey as an appropriate comparison of market data for our Executive Officers because it includes the most comprehensive group of energy companies responding to a compensation survey. However, after reviewing the data from the Towers Perrin Energy Survey, the Compensation Committee also decided to review base salary proxy data of a representative peer group of the Company. The Compensation Committee compiled a list of energy companies from the Bloomberg Houston Chronicle 150 list, which consists of companies that are either based in Texas or are large employers in Texas. From this list, the following energy companies were chosen to comprise a peer group of publicly traded gas, power and energy construction companies with total assets below $15 billion, which were considered more representative of Cheniere in both size and type of business:

Proxy Data Peer Group

• Adams Resources & Energy, Inc.	• McDermott International, Inc.
• Chicago Bridge & Iron Company N.V.	• Mirant Corporation
• CMS Energy Corporation	• Natco Group Inc.
• Dresser-Rand Group Inc.	• Nicor Inc.
• Dynegy Inc.	• ONEOK, Inc.
• Enbridge Energy Partners, L.P.	• Plains All American Pipeline, L.P.
• Equitable Resources, Inc. (currently d/b/a EQT Corporation) • Frontier Oil Corporation	• Questar Corporation • Reliant Energy, Inc. (currently d/b/a RRI Energy, Inc.)
• Jacobs Engineering Group Inc.	• Southern Union Company
• KBR, Inc.	• Willbros Group, Inc.

The median base salary for chief executive officers in the peer group was $720,000. Based on this peer group data, on February 26, 2009, the Compensation Committee determined a base salary increase of approximately 20% for Mr. Souki was reasonable. Mr. Souki’s new base salary in the amount of $720,000 was effective January 7, 2009.

The CEO’s base salary is set at a higher amount than the Senior Vice Presidents’ base salaries because the CEO is responsible for developing the Company’s overall strategy and vision and implementing the Company’s business plan. In addition, the market data indicates that the base salary for a chief executive officer position is customarily set higher than other officer positions.

For 2009, we did not differentiate the base salaries (except for the impact of international exchange rates) of the Senior Vice Presidents because management recognizes that each of the Senior Vice Presidents has similar potential to significantly impact the performance of the Company. Management believes that not differentiating the base salary of the Senior Vice Presidents fosters teamwork and cooperation at the management levels, which is critical for our success.

2009 Bonus Awards

On January 6, 2010, the Compensation Committee approved discretionary bonus awards for the Executive Officers for 2009 performance. The Compensation Committee measured performance for 2009 against the achievement of certain of the Company’s near-term financial and non-financial goals for 2009 as well as progress made towards the achievement of long-term goals under our three-year business plan. Specifically, the Compensation Committee considered the following:

•	our operating and capital expenditures were within budget;

•	our marketing business secured margins on LNG cargo purchases and other gas marketing activities which exceeded budgeted amounts;

•	oil and gas revenues exceeded their costs;

•	discussions advanced with counterparties to secure term agreements to monetize the Sabine Pass LNG receiving terminal and Creole Trail Pipeline capacity;

•	we purchased three LNG cargoes;

•	we secured throughput agreements;

•	we achieved final completion of Phase 1 and substantial completion of Phase 2 of the Sabine Pass LNG receiving terminal below budgeted amounts and without any time lost for injuries;

•	operations and maintenance activities at the Sabine Pass LNG receiving terminal and Creole Trail Pipeline were under budget and in compliance with regulatory requirements;

•	opportunities are being identified to attach non-LNG Texas and Louisiana gas supply to the Creole Trail Pipeline;

•	a tug services sharing agreement was entered into with Sabine Pass LNG receiving terminal customers to maximize third-party use of tugs; and

•	we reduced our principal debt amount by $120 million and began strategizing about capital restructuring.

The Compensation Committee considered the Executive Officers’ 2009 Annual Bonus Targets and determined that it was appropriate to pay the Executive Officers a discretionary bonus in cash at the 2009 Annual Bonus Targets as a result of the Company’s performance in 2009. The 2009 Annual Bonus Targets were previously determined based on the 50th percentile of total cash compensation derived from the Towers Perrin Energy Survey and the proxy data of our peer group. The discretionary cash bonus resulted in the Executive Officers’ total cash compensation being competitive with the median of the Towers Perrin Energy Survey market data; however, the Executive Officer’s total compensation (total cash compensation plus equity awards) was below the median of the Towers Perrin Energy Survey market data as a result of a decline in the Company’s stock price, which was $2.00 at that time. It was determined that it was appropriate to exclude the 2009 Phantom Stock Awards from this analysis because the 2009 Phantom Stock Awards do not vest until December 15, 2011. Therefore, on January 6, 2010, the Compensation Committee approved the issuance of 814,747 shares of our common stock to be granted to certain officers, including the Executive Officers (the “2009 Stock Grant”), which the Compensation Committee felt would make up for the significant lack of retained value at the end of the year, despite management’s tremendous efforts to prevent this. Of the 814,747 shares approved by the Compensation Committee, 679,000 shares were allocated by the Compensation Committee to the Executive Officers based on a recommendation from the CEO and each Executive Officer’s contributions during 2009. The shares were granted to the Executive Officers on January 27, 2010, under the 2003 Plan. The shares are not restricted and are immediately tradable.

Each Executive Officer received a discretionary cash bonus at the Executive Officer’s 2009 Annual Bonus Target and a 2009 Stock Grant.

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Specifically, the Compensation Committee approved for Mr. Souki a cash bonus of $1,080,000 and a grant of 190,000 shares of our common stock. The Compensation Committee concluded that this amount was appropriate in light of Mr. Souki’s implementation of the Company’s overall strategy and business plan in 2009.

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Ms. Gentle received a cash bonus of $245,540 and a grant of 77,000 shares of our common stock for her contributions related to the reduction of our principal debt amount during the year and strategizing about capital restructuring.

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Mr. Abiteboul received a cash bonus of $299,030 and a grant of 100,000 shares of our common stock for his continued efforts in the development and execution of the Company’s commercial and energy supply strategy.

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Mr. Thames received a cash bonus of $245,540 and a grant of 135,000 shares of our common stock for the success of our marketing business in securing margins on LNG cargo purchases and other gas marketing activities.

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Mr. Teague received a cash bonus of $245,540 and a grant of 77,000 shares of our common stock for the safe and reliable operations of the Sabine Pass LNG receiving terminal and Creole Trail Pipeline and the successful commissioning of Phase II of the Sabine Pass LNG receiving terminal.

For 2009, each Executive Officer’s total compensation (total cash compensation plus equity awards) was at or below the median of the Towers Perrin Energy Survey market data, with the exception of Mr. Teague whose total compensation was above the median of the Towers Perrin Energy Survey market data.

2009 Phantom Stock Awards

The Compensation Committee, based on a recommendation by management, approved the implementation of a new long-term incentive plan in 2009 for our employees, including the Executive Officers. The Executive Officers’ long-term incentive plan was granted in the form of phantom stock and, on February 25, 2009, and June 12, 2009, the Section 162(m) Subcommittee approved the 2009 Phantom Stock Awards for our Executive Officers granted under the 2003 Plan. The 2009 Phantom Stock Awards vest in future years based on a combination of performance and continued employment and are meant to cover three years’ worth of equity awards. The performance measures for the 2009 Phantom Stock Awards were determined to provide an incentive for management to achieve the goals under the Company’s three-year business plan. If the $5.00 Per Share (as defined below) performance measure is achieved, the payout of the 2009 Phantom Stock Awards is designed to make the Executive Officers’ total compensation (total cash compensation plus equity awards) competitive with the median of the Towers Perrin Energy Survey market data. The $10.00 Per Share (as defined below) performance measure was designed as a stretch goal for the Company, and if achieved, the payout of the 2009 Phantom Stock Awards is designed to be more significant in accordance with the performance of the Company and possibly greater than the 75th percentile of the Towers Perrin Energy Survey market data. The 2009 Phantom Stock Awards will be settled in cash or in shares of our common stock as determined by the Compensation Committee in connection with each settlement. The 2009 Phantom Stock Awards have the following vesting terms:

•	One-third (1/3) vesting on December 15, 2011.

•	One-third (1/3) vesting on December 15, 2011, if one of the following performance measures is achieved as of such date:

1.	Our stock price equals or exceeds $5.00 per share, calculated as (x) the average closing price for any 90 consecutive calendar days between December 16, 2010, and December 15, 2011 (including December 16, 2010, or December 15, 2011, if applicable), or (y) the highest cost basis of any share of our common stock owned by a beneficial owner of 30% or more of the combined voting power of the voting securities of the Company so as to constitute a Change of Control under clause (i) of the Change of Control definition under the 2003 Plan, or (z) the closing price on the date of a corporate transaction that constitutes a Change of Control under clause (ii) or (iii) of the Change of Control definition under the 2003 Plan (“$5.00 Per Share”); or

2.	The signing of a contract (or contracts) which secures an aggregate of $75 million of Annual Cash Receipts (as defined below) from a third party (or parties) for a weighted average term of seven years or more in connection with either the use or firm commitment reservation of capacity of the Sabine Pass LNG receiving terminal or the Creole Trail Pipeline (“$75 Million of Annual Cash Receipts”).

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One-third (1/3) vesting on December 15, 2011, if as of such date our stock price equals or exceeds $10.00 per share, calculated as the average closing price for any 90 consecutive calendar days between December 16, 2010, and December 15, 2011, (including December 16, 2010, or December 15, 2011, if applicable) (“$10.00 Per Share”).

In addition, upon the signing on or before December 15, 2011, of a contract (or contracts) which secures an aggregate of $150 million of Annual Cash Receipts from a third party (or parties) for a weighted average term of seven years or more in connection with either the use or firm commitment reservation of capacity of the Sabine Pass LNG receiving terminal or the Creole Trail Pipeline (“$150 Million of Annual Cash Receipts”), or if on or before December 15, 2011, our stock price equals or exceeds $10.00 per share, calculated as (x) the highest cost basis of any share of our common stock owned by a beneficial owner of 30% or more of the combined voting power of the voting securities of the Company so as to constitute a Change of Control under clause (i) of the Change of Control definition under the 2003 Plan, or (y) the closing price on the date of a corporate transaction that constitutes a Change of Control under clause (ii) or (iii) of the Change of Control definition under the 2003 Plan (“$10.00 Per Share COC Event”), any remaining unvested portions will vest as follows:

1.	50% immediately upon closing $150 Million of Annual Cash Receipts or upon a $10 Per Share COC Event; and

2.	50% on the later of December 15, 2011, or upon a $10 Per Share COC Event.

“Annual Cash Receipts” equals the cash receipts we expect to receive pursuant to a contract (or contracts) signed between the Company and/or any of its consolidated subsidiaries, including Cheniere Energy Partners, L.P. and Sabine Pass LNG, L.P., with a third party (or parties). The Annual Cash Receipts expected to be received will be calculated according to the terms of the contract (or contracts) signed. For any series of cargo purchases (whether or not such cargo purchases are expected to be delivered to a terminal owned by the Company), Annual Cash Receipts will be equal to the margin expected from the transaction, considering the anticipated purchase or sale prices for each cargo, shipping (if any), and the direct costs associated with transportation and regasification of such cargoes. If the terms of any contract signed include reference to, or are valued upon, any index rates, Annual Cash Receipts will be calculated based on a futures or forward contract for the applicable index.

An Executive Officer will forfeit any unvested 2009 Phantom Stock Awards if the Executive Officer is terminated for Cause (as defined in the 2003 Plan) or the Executive Officer resigns prior to vesting. If an Executive Officer’s employment is terminated by the Company on or before December 15, 2011, for a reason other than Cause, Disability (as defined in the 2003 Plan) or death, then the 2009 Phantom Stock Awards will vest on the Executive Officer’s termination date as follows: (i) one-third will automatically vest on the Executive Officer’s termination date; (ii) an additional one-third will vest in the event $5.00 Per Share (calculated with respect to the 90 consecutive calendar days preceding the Executive Officer’s termination date) or $75 Million of Annual Cash Receipts is achieved on or before the Executive Officer’s termination date; (iii) an additional one-third will vest in the event $10.00 Per Share is achieved (calculated with respect to the 90 consecutive calendar days preceding the Executive Officer’s termination date); and (iv) all of the 2009 Phantom Stock Awards not yet vested will vest in the event $150 Million of Annual Cash Receipts is achieved or a $10 Per Share COC Event occurs on or before the Executive Officer’s termination date.

The 2009 Phantom Stock Awards will fully vest upon a termination of the Executive Officer’s employment after a Change of Control (as defined in the 2003 Plan), but in each case only if such Change of Control occurs on or before December 15, 2011, and is a termination (a) by the Company for any reason other than Cause or (b) by the Executive Officer for Good Reason (as defined in the 2003 Plan).

2008 Retention Awards and Change of Control Agreements

In 2008, the Compensation Committee approved a special retention program for certain employees, including the Executive Officers, who remained with the Company following a significant reduction of our workforce during 2008. The retention program was designed to ensure we would be able to retain employees with the skills necessary to address the immediate challenges of the Company. Management believed that the retention program was necessary given the uncertainty that remained at the time regarding the Company’s long-term prospects and liquidity and the additional workload that the remaining employees would be required to incur. The retention program was not intended to be an annual element of compensation. The Compensation Committee worked with Deloitte and designed a retention program so that the total size of the retention awards was reasonable and in line with total severance/change of control compensation of other companies in our industry. The retention program included a short-term retention award paid in cash and equity, which vested on

December 1, 2008, a long-term retention award paid in equity, which vests over three years beginning on December 31, 2008, and a potential cash payment payable upon a change of control of the Company. The outstanding awards under the retention program are described in more detail below.

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Short-Term Retention Award. The 2008 Short-Term Retention Plan (the “Short-Term Plan”) was adopted to retain key employees who were designated by management and approved by the Compensation Committee to be necessary to our continued operations for the next six months. Each award under the Short-Term Plan equaled one-half of the Executive Officer’s base salary. One-half of the award value was paid in cash and one-half in restricted stock. The number of restricted shares granted was determined based on a stock price of $10.00 per share at the time the program was implemented. The cash award and restricted stock award vested and became payable on December 1, 2008.

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Long-Term Retention Award. The 2008 Long-Term Retention Plan (the “Long-Term Retention Plan”) was adopted to retain key employees who were designated by management and approved by the Compensation Committee to be necessary to our long-term operations. The Long-Term Retention Plan provided for a grant of restricted stock which vests in three equal installments on December 31, 2008, 2009, and 2010.

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Change of Control Cash Payment. The 2008 Change of Control Cash Payment Plan (the “Change of Control Plan”) was adopted in recognition that the possibility of a change of control existed and that such possibility, and the uncertainty it may create, may result in the distraction or departure of employees to the detriment of the Company and the stockholders. The Change of Control Plan was designed to ensure that certain employees designated by management and approved by the Compensation Committee were not unduly distracted by the circumstances attendant to the possibility of a change of control and to encourage their continued attention and dedication to our necessary operations. The Change of Control Plan provides for a cash payment upon a Change of Control (as defined in the 2003 Plan) in an amount equal to one times the employees’ base salaries in effect at or immediately prior to the Change of Control. The cash payments are payable within 30 days of the effective date of the Change of Control. A cessation of an employee’s employment at the previously designated level (including as a result of death or disability) for any reason, a termination of an employee other than for Cause (as defined in the Change of Control Agreements), and a termination by the employee for Good Reason (generally, as defined in the 2003 Plan) that occurs not more than three months prior to a Change of Control will be deemed to be a termination of employment pursuant to a Change of Control provided the employee demonstrates that such cessation or termination of employment was at the request of a third party who has taken steps reasonably calculated to effect a Change of Control or the employee’s termination otherwise arose in connection with or in anticipation of a Change of Control. The Change of Control Plan expires on December 31 of each calendar year, although it is automatically extended for an additional year each January 1 unless the Company provides notice to an employee that it will not extend the term of his or her change of control agreement.

Value of Executive Officers’ Total Compensation in 2009

For 2009, the valuation method specified by the Securities and Exchange Commission rules for equity compensation reported in the Summary Compensation Table overstates the value of the 2009 Phantom Stock Awards that were granted to our Executive Officers under the long-term incentive plan that was implemented in 2009. The Summary Compensation Table includes the grant date fair value for the 2009 Phantom Stock Awards that were granted to the Executive Officers. The 2009 Phantom Stock Awards were granted upfront as multi-year performance-based awards. The 2009 Phantom Stock Awards are designed to provide three years’ worth of equity awards to incentivize the Executive Officers to execute the goals under the Company’s three-year business plan. The 2009 Phantom Stock Awards have the potential to provide the Executive Officers with substantial upside gain if the $10.00 Per Share performance measure is achieved, but only if the Executive Officers remain with the Company until the December 15, 2011 vesting date. The following table shows the value of the Executive Officer’s compensation in 2009 based on an annualized value of the 2009 Phantom Stock Awards. The annualized value of the 2009 Phantom Stock Awards is reflected in the table instead of the total grant date fair value because the 2009 Phantom Stock Awards were designed as multi-year performance-based awards that do not vest until December 15, 2011. The actual value of the 2009 Phantom Stock Awards realized by the Executive Officers will depend on the stock price of the Company at the time the awards vest and become payable to the Executive Officers. Values for non-equity compensation are the same as in the Summary Compensation Table.

Value of Executive Officer’s Total Compensation in 2009 based on

Annualized Value of the 2009 Phantom Stock Awards

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Charif Souki Chairman and Chief Executive Officer	2009	$722,794	$1,080,000	$1,792,000	—	—	—	$126,377	$3,721,171
Meg A. Gentle Senior Vice President and Chief Financial Officer	2009	$272,820	$245,540	$448,000	—	—	—	$18,865	$985,225
Don A. Turkleson Former Chief Financial Officer	2009	$120,670	—	—	—	—	—	$31,328	$151,998
Jean Abiteboul Senior Vice President—International	2009	$328,266	$299,030	$448,000	—	—	—	$51,375	$1,126,671
H. Davis Thames Senior Vice President—Marketing	2009	$272,820	$245,540	$448,000	—	—	—	$18,865	$985,225
R. Keith Teague Senior Vice President—Asset Group	2009	$272,820	$245,540	$448,000	—	—	—	$18,865	$985,225

Compensatory Arrangements for Certain Executive Officers

On June 30, 2009, the independent directors of the Board of Directors approved a U.K. assignment letter for Mr. Souki so that he is able to spend a portion of his time working from London to conduct international and domestic operations for the Company. The U.K assignment letter was effective July 1, 2009, for a period of twelve months, but may be extended by the Compensation Committee or Board for additional twelve-month periods not to exceed a total of three years. Mr. Souki spends a portion of his time traveling internationally to help us pursue long-term arrangements to secure LNG supply. In 2009, the Company paid for a one-time finder’s fee for Mr. Souki’s temporary living arrangements in the U.K. and all fees, including reasonable legal fees, to prepare and obtain the proper work clearances in the U.K. The Company also pays Mr. Souki an annual allowance for the cost of housing in the U.K. For 2009, the amount of Mr. Souki’s annual base salary allocated to his assignment in the U.K. was $216,000. For 2010, the amount of Mr. Souki’s annual base salary allocated to his assignment in the U.K. is anticipated to be $220,300 as a result of his 2010 base salary adjustment. In April 2010, the Compensation Committee approved an amendment to Mr. Souki’s U.K. assignment letter to extend the term of his assignment to July 1, 2011 and increase the amount of his annual allowance to $200,000. The allowance is paid in quarterly installments in the month preceding each quarter and is not included in his base salary for purposes of determining annual bonus awards or change of control payments. Mr. Souki is responsible for paying his individual tax liabilities and filing all necessary tax returns.

We have also entered into an indefinite term employment agreement with Mr. Abiteboul in compliance with local practice and pursuant to the laws of France where he resides. In April 2010, the Compensation Committee approved an amendment to Mr. Abiteboul’s French employment agreement to provide for a secondment arrangement with Cheniere Supply & Marketing, Inc. and Mr. Abiteboul. Mr. Abiteboul will be seconded by the Company to the Company’s London office, which serves as the head office of the English branch of Cheniere Supply & Marketing, Inc., for the purposes of developing the commercial strategy and sourcing LNG supply for the Company. Mr. Abiteboul’s secondment will not exceed a total of twenty-four months and any extension of his secondment in excess of twenty-four months is subject to Compensation Committee or full Board approval and a separate amendment to his employment agreement. During his secondment, Mr. Abiteboul will continue to report to Mr. Charif Souki, Chairman, Chief Executive Officer and President of the Company. Pursuant to his employment agreement, Mr. Abiteboul has been entitled to an expatriate indemnity as a portion of his annual salary as a result of his travel outside of France. Effective April 30, 2010, Mr. Abiteboul will no longer receive the expatriate indemnity. Mr. Abiteboul’s annual base salary of 233,725 euros will be paid by Cheniere Supply & Marketing, Inc. in a sum equivalent to the monthly Euro value in British Pounds Sterling on a monthly basis and the Company will take all necessary steps to ensure Mr. Abiteboul will remain covered by the French State basic pension and complementary pension regimes, subject to the necessary contributions. In addition, Cheniere Supply & Marketing, Inc. will also make direct payment to a landlord in an amount not to exceed the Euro equivalent of a maximum of £200,000 per year to cover the lease payments related to Mr. Abiteboul’s temporary housing in the U.K. Mr. Abiteboul will also receive the British Pounds Sterling equivalent of £200,000 minus the Euro equivalent of the lease payments per year as the Company’s contribution to a tax equalization payment for a portion of the taxes he will incur as a result of the secondment. These payments will not be included in Mr. Abiteboul’s base salary for purposes of determining annual bonus awards, contributions to employee retirement plans or potential change of control payments. The Company has also agreed to pay reasonable installation costs related to the commencement of Mr. Abiteboul’s secondment. Mr. Abiteboul is responsible for the payment of his individual tax liabilities and for filing all necessary tax returns; provided, however, that the Company has agreed to pay for reasonable fees related to Mr. Abiteboul’s individual tax planning and preparation of his tax declaration. Mr. Abiteboul’s secondment may be terminated by the Company or by Mr. Abiteboul with a notice period of two months. If Mr. Abiteboul’s secondment is terminated by the Company prior to the end of the maximum twenty-four month period, the Company will repatriate Mr. Abiteboul and be responsible for the costs of such repatriation. If Mr. Abiteboul resigns from the Company prior to the end of his secondment, the Company will not be responsible for the costs of his repatriation. All other terms of Mr. Abiteboul’s employment agreement remain unchanged and he will return to his previous role pursuant to his employment agreement at the end of his secondment. Additional information about Mr. Abiteboul’s French employment agreement is provided below in “Narrative to the Summary Compensation Table and Grants of Plan-Based Awards Table” beginning on page 40 of this Proxy Statement.

On February 26, 2009, Mr. Turkleson resigned as Chief Financial Officer of the Company, effective as of March 1, 2009, in order to pursue other opportunities. The Compensation Committee approved a payment (the “Severance Payment”) to Mr. Turkleson consisting of (i) a cash payment equal to one month’s base salary in the amount of $22,735 and (ii) the accelerated vesting of Mr. Turkleson’s outstanding equity awards, which consisted of 40,842 shares of restricted stock. Payment of the Severance Payment was conditioned upon Mr. Turkleson’s execution of a release and separation agreement following his termination of employment with the Company. These terms were consistent with the manner in which severance was received by all other employees who were affected by the significant reduction of our workforce in 2008.

2010 Base Salary Adjustments

On January 6, 2010, the Compensation Committee approved a 2% base salary increase for the Executive Officers for 2010, effective January 4, 2010, as follows:

2010 Base Salary

Executive Officer	Base Salary Increase from 2009 (%)	2010 Base Salary ($)
Charif Souki	2%	$734,400
Meg A. Gentle	2%	$278,280
Jean Abiteboul	2%	$334,998	(1)
H. Davis Thames	2%	$278,280
R. Keith Teague	2%	$278,280

(1)	Mr. Abiteboul’s base salary is 233,725 EUR. The amount reported in the table represents the U.S. dollar equivalent based on the December 31, 2009 exchange rate of 1.4333 USD to 1 EUR.

At the end of 2009, the Compensation Committee reviewed the peer group developed at the beginning of 2009 and determined that this peer group was still the most appropriate peer group in terms of size and type of business. The decision to approve base salary increases for the Executive Officers was made after reviewing 2009 base salaries for similar executive officer positions in the Towers Perrin Energy Survey and proxy data from the peer group. The Compensation Committee believed a 2% base salary increase was reasonable for the Executive Officers because many of the Executive Officers’ base salaries were significantly below the median of the market data. It was determined that the Compensation Committee would evaluate and consider adjusting to market at a future date those Executive Officers’ base salaries that remain significantly below market, and that at this time the focus should be on the Executive Officer’s incentive compensation under the 2009 Phantom Stock Awards and any short-term cash bonus plan because these awards are tied to the performance of the Company. The 2% base salary increase for the Executive Officers was also the same percentage approved for company-wide base salary increases.

2010 Goals & Bonus Plan

On April 8, 2010, the Compensation Committee approved the 2010 Goals & Bonus Plan. The 2010 Goals & Bonus Plan covers all employees of the Company not designated as participants in the Company’s operator and technician plan and is designed to link the performance goals and bonus awards for the 2010 performance year to margin goals that are tied to short-term and long-term contracts entered into by the Company.

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Bonus Pool. A bonus pool will be generated for the 2010 performance year from which bonuses (“Bonuses”) will be paid to the participants. The bonus pool will be funded based on the total amount of gross margins (defined as earnings minus direct costs (non-GAAP measure)) generated from short-term and long-term contracts entered into by the Company during the 2010 fiscal year. The bonus pool will have a minimum funding of $5,000,000 (“$5,000,000 Minimum Funding”), which will be increased with 12 percent of any gross margin generated from short-term and long-term contracts. Gross margins generated from short-term contracts, which are defined as contracts entered into for a period of less than four years, will fund the bonus pool only to the extent that gross margins from short-term contracts are credited to the 2010 fiscal year (the “Short-Term Component”). Gross margins generated from long-term contracts, which are defined as contracts entered into for a period of four years or more, will equal the present value of the gross margins over the contract(s) term, applying a 15% discount rate to gross margins in year four and beyond (the “Long-Term Component”).

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Payout. Following the 2010 performance period, the $5,000,000 Minimum Funding and the Short-Term Component of the Bonus will be paid in cash no later than February 28, 2011, to participants who are employees of the Company as of such payment date. The Long-Term Component of the Bonus will be paid to the participants in a combination of 50% cash and 50% equity, subject to vesting requirements and potential cash limitations described below. Each participant’s cash and equity portion of the Long-Term Component will be determined no later than February 28, 2011, and will be paid in one-third installments. The first installment of the cash and equity portions of the Long-Term Component will vest and be paid no later than February 28, 2011, to the participants who are employees of the Company as of that date (the “Initial Vesting Date”). The second installment of the cash and equity portions of the Long-Term Component will vest and be paid to the participants on the first anniversary of the Initial Vesting Date, and the third installment will vest and be paid on the second anniversary of the Initial Vesting Date. The total number of shares to be granted to participants under the equity portion of the Long-Term Component will be determined by dividing 50% of the total amount of the Long-Term Component by the average closing price of the Company’s common stock as reported on the NYSE Amex LLC for the month of December 2010. The first installment of the equity portion of the Long-Term Component will be in the form of freely tradable shares of common stock (the “Stock”). The second and third installments of the equity portion of the Long-Term Component will be granted in the form of restricted stock of the Company (the “Restricted Stock Grant”). The Stock and Restricted Stock Grants will be made from the 2003 Plan, or any successor plan. In the event the Company does not have sufficient shares of stock in the 2003 Plan or a successor plan at the time of grant to fund the equity portion of the Bonus, then the Company may settle the unfunded equity portion of the Bonus with cash.

Except as set forth below, a participant shall forfeit any unvested portion of his or her Bonus if the participant’s employment with the Company terminates for any reason prior to the applicable vesting dates. Any unvested portion of the Bonus shall become immediately vested and payable to the participant (or the beneficiary in the case of the participant’s death) if (i) the Company terminates the participant’s employment without Cause (as defined in the 2003 Plan) or the participant terminates his or her employment for Good Reason (as defined in the 2003 Plan), or (ii) the participant dies or incurs a Disability (as defined in the 2003 Plan) or a Change of Control (as defined in the 2003 Plan) occurs before the Bonus is fully vested. Notwithstanding the foregoing, in any circumstance in which the 2003 Plan definitions of Disability or Change of Control would be operative and with respect to which the income tax under Section 409A of the Internal Revenue Code would apply or be imposed, but where such tax would not apply or be imposed if the meaning of the term “Disability” met the requirements of Section 409A(a)(2)(A)(ii) of the Internal Revenue Code or “Change of Control” met the requirements of Section 409A(a)(2)(A)(v) of the Internal Revenue Code, then the term “Disability” shall have the meaning ascribed to it within the meaning of Treas. Reg. §1.409A–3(i)(4) and “Change of Control” shall mean, but only for the transaction so affected, a “change in control event” within the meaning of Treas. Reg. §1.409A–3(i)(5). If the payment of the Bonus would be subject to additional taxes and interest under Section 409A of the Internal Revenue Code because the timing of such payment is not delayed as provided in Section 409A(a)(2)(B) of the Internal Revenue Code, then such payment shall be paid on the date that is six months (plus one day) after the date of the participant’s termination of employment with the Company (or if such payment date does not fall on a business day, the next following business day), or such earlier date upon which such payment can be paid under Section 409A of the Internal Revenue Code without being subject to such additional taxes and interest.

The total annual cash Bonus payment that may be paid to all participants is limited to $20,000,000 per year until the bonus pool is paid. The Company has the right to take any action as may be necessary or appropriate to satisfy any federal, state, local or any other tax withholding obligations as it determines are necessary at the time payments of the Bonus are made.

Information about Other Compensation-Related Matters

Guidelines for Granting Equity-Based Awards

We recognize that granting equity awards presents specific legal, tax and accounting issues and, therefore, we adopted guidelines on December 17, 2007, for all grants of equity-based awards. The guidelines reflect the Company’s prior practices for granting equity-based awards. Under the guidelines, all equity awards granted to employees subject to the reporting requirements of Section 16 of the Exchange Act must be approved by the Compensation Committee or the Section 162(m) Subcommittee, and all stock options granted to members of the Board of Directors must be approved by the Board. The Board has established an Equity Grant Committee and has appointed the Chairman of the Board as the sole member of that Committee to act on behalf of the Board and the Compensation Committee to grant restricted stock and stock options to eligible employees (other than Executive Officers) and consultants. Restricted stock awards made by the Equity Grant Committee in a calendar year cannot exceed 25,000 shares of restricted stock per recipient or an aggregate of 400,000 shares of restricted stock to all recipients. The Board has also authorized the CEO to designate employees and consultants (other than Executive Officers) to be recipients of stock options and to determine the terms of such stock options. Stock option awards made by the CEO and the Equity Grant Committee in a calendar year cannot exceed 100,000 stock options per recipient or an aggregate of 1,000,000 stock options to all recipients. The Compensation Committee periodically ratifies all stock options granted by the CEO and Equity Grant Committee and restricted stock granted by the Equity Grant Committee. Under the provisions of the 2003 Plan, stock options cannot be granted at an exercise price less than the closing price of a share of the Company’s common stock as reported on the NYSE Amex LLC on the grant date of such stock options.

Stock Ownership Requirements

The Board of Directors believes that the members of the Company’s Board of Directors and executive officers should display their commitment to the Company by owning a significant amount of Company stock and, on April 3, 2008, implemented stock ownership guidelines. The Board amended the stock ownership guidelines, effective as of September 11, 2009, which provide as follows:

Stock Ownership Guidelines for

Non-Employee Directors and Executive Officers

Position	Stock Ownership Guidelines
Non-Employee Directors	50% of the director’s annual compensation awarded for each of his/her 3 most recent service years
Chairman, Chief Executive Officer and President	5x base salary
Senior Vice Presidents	2x base salary

Items considered for purposes of meeting the stock ownership guidelines include: Company stock beneficially owned by a non-employee director or Executive Officer or his or her spouse or dependent children; phantom stock and restricted stock whether or not yet vested; the in-the-money value of vested but unexercised stock options; Company stock acquired upon the exercise of stock options; and common units of Cheniere Energy Partners, L.P. held directly by a non-employee director or Executive Officer or his or her spouse or dependent children. The number of shares of Company stock required to be owned by each non-employee director is determined annually as of the close of business on the first trading date following the Company’s annual meeting of stockholders (following, and including, the issuance of Company stock relating to such year’s annual non-employee director compensation). The value of each share of Company stock is equal to the greater of (i) the fair market value of the Company’s stock on the date the non-employee director or Executive Officer acquired the stock, or (ii) the fair market value of the Company’s stock on any given measurement date. All non-employee directors and Executive Officers are expected to be in full compliance with the guidelines by the fifth anniversary of the original effective date (April 3, 2008) of the guidelines or within five years of initial appointment to a position subject to the guidelines, with certain ownership thresholds that must be met in the interim period. If a non-employee director or Executive Officer is not in compliance with the guidelines, he or she is required to retain the entire after-tax value of Company stock received upon the vesting of stock awards and the exercise of stock options until the interim threshold requirements or compliance with the guidelines is achieved. The Board recognizes that there may be occasions in which the guidelines place a severe hardship on the individual and has delegated discretion to the Compensation Committee to determine whether an exemption should be granted to the individual in such instances. The Governance and Nominating Committee periodically assesses the guidelines and each individual’s compliance with the guidelines. As of December 31, 2009, all of our non-employee directors and Executive Officers were in compliance with the guidelines with the exception of Jason New and Dwight Scott who are not subject to the guidelines in light of their capacity as representatives of GSO and GSO’s significant capital investment in the Company.

Accounting and Tax Implications

The 2009 Phantom Stock Awards are designed to provide awards that are based on a combination of performance and service and consequently will not qualify as performance-based awards deductible for federal income tax purposes under Section 162(m) of the Internal Revenue Code. The 2009 Bonus Awards do not qualify as performance-based awards under Section 162(m) of the Internal Revenue Code. We will not be able to recognize tax benefits that may otherwise be available to the Company related to the 2009 Phantom Stock Awards and the 2009 Bonus Awards made to our executive officers that are subject to the Section 162(m) limitations.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE COMPENSATION COMMITTEE

Keith F. Carney

David B. Kilpatrick

J. Robinson West

February 22, 2010

SUMMARY COMPENSATION

The following table and narrative text sets forth the total compensation awarded to, earned by, or paid to our CEO and CFO (and former CFO) and our three other most highly compensated executive officers for 2009, 2008 and 2007, who are referred to as our “named executive officers” in the following compensation tables.

Summary Compensation Table

Name and Principal Position	Year	Salary ($) (1)	Bonus ($) (2)	Stock Awards ($) (3)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ( $)	All Other Compensation ($) (4)	Total ($)
Charif Souki Chairman and Chief Executive Officer	2009	$722,794	$1,080,000	$5,376,000	—	—	—	$126,377	$7,305,171
	2008	$602,660	$600,135	$2,750,180	—	—	—	$11,495	$3,964,470
	2007	$577,500	—	$13,630,678	—	—	—	$14,532	$14,222,710
Meg A. Gentle Senior Vice President and Chief Financial Officer	2009	$272,820	$245,540	$1,344,000	—	—	—	$18,865	$1,881,225
Don A. Turkleson Former Chief Financial Officer (5)	2009	$120,670	—	—	—	—	—	$31,328	$151,998
	2008	$273,789	—	$267,005	—	—	—	$16,607	$557,401
	2007	$262,500	—	$4,820,443	—	—	—	$14,700	$5,097,643
Jean Abiteboul (6) Senior Vice President—International	2009	$328,266	$299,030	$1,344,000	—	—	—	$51,375	$2,022,671
	2008	$323,385	$255,755	$570,435	—	—	—	$81,385	$1,230,960
H. Davis Thames Senior Vice President—Marketing	2009	$272,820	$245,540	$1,344,000	—	—	—	$18,865	$1,881,225
	2008	$273,789	$243,205	$837,424	—	—	—	$16,607	$1,371,025
R. Keith Teague Senior Vice President—Asset Group	2009	$272,820	$245,540	$1,344,000	—	—	—	$18,865	$1,881,225

(1)	This column represents the base salary earned, including any amounts invested by the named executive officers in the Company’s Retirement Plan. The Company’s Retirement Plan is described in the Compensation Discussion and Analysis under “Benefits.”

(2)	The amount in this column for 2009 represents the discretionary cash bonus awarded for 2009 performance (the “2009 Bonus Awards”).

(3)	The amounts in this column reflect the grant date fair value of awards, computed in accordance with stock-based compensation accounting rules. The equity awards were granted in 2009, 2008 and 2007 to each of the named executive officers as reported in the table for the applicable fiscal year. Values for awards subject to performance conditions are computed based on the probable outcome of the performance condition as of the grant date for the award. A discussion of the assumptions used in calculating the award values may be found in Note 22 to our 2009 audited financial statements on page 77 of our Form 10-K filed on February 26, 2010. For 2009, the amount includes the grant date fair value of the named executive officers’ 2009 Phantom Stock Awards which were granted on February 25, 2009 and June 12, 2009. The 2009 Phantom Stock Awards are divided into three equal tranches with grant date fair values determined using a Monte Carlo simulation model of $2.30, $2.87 and $3.79. The 2009 Phantom Stock Awards will vest in future years based on a combination of performance and continued employment and are meant to cover three years’ worth of equity awards. The 2009 Phantom Stock Awards will be settled in cash or in shares of our common stock as determined by the Compensation Committee in connection with each settlement. In the event all three tranches of the 2009 Phantom Stock Awards vest at the maximum performance measure of $10.00 per share, Mr. Souki’s 2009 Phantom Stock Award would be worth $18,000,000 and Ms. Gentle’s and Messrs. Abiteboul’s, Thames’ and Teague’s 2009 Phantom Stock Awards would each be worth $4,500,000.

For Messrs. Souki, Abiteboul and Thames, the amount in this column for 2008 includes the grant date fair value ($5.34) of restricted stock awarded as part of their short-term retention award and long-term retention award which was granted on May 9, 2008. The restricted stock awarded as part of the short-term retention award vested on December 1, 2008. One-third of the restricted stock awarded as the long-term retention award vested on December 31, 2008, one-third vested on December 31,

2009, and one-third will vest on December 31, 2010. For Mr. Turkleson, the amount in this column for 2008 includes the grant date fair value ($5.34) of restricted stock awarded as part his long-term retention award which was granted on May 9, 2008. When Mr. Turkleson resigned as Chief Financial Officer of the Company effective March 1, 2009, the Compensation Committee approved the accelerated vesting of all of his outstanding equity awards, including his long-term retention award.

For Messrs. Souki and Turkleson, the amount in this column for 2007 includes the grant date fair value ($27.75) of restricted stock awarded as their 2006 incentive award which was granted on January 12, 2007, plus the grant date fair values determined using a Monte Carlo simulation model of $22.24, $26.75, $30.21 and $34.19 for phantom stock awards which were granted on May 25, 2007 pursuant to the 2007 Incentive Plan and 2008 – 2010 Incentive Plan. The shares of restricted stock awarded as their 2006 incentive award vested in three equal annual installments beginning one year from the date of grant. The phantom stock awards that were granted to them pursuant to the 2007 Incentive Plan vested and became payable in equal shares of our common stock on January 18, 2008. In October 2008, Messrs. Souki and Turkleson agreed to the forfeiture and cancellation of the phantom stock awards that were granted to them pursuant to the 2008 – 2010 Incentive Plan and effective as of October 23, 2008, these awards were cancelled and the reserved shares were returned to the 2003 Plan.

(4)	This column represents all other compensation not reported in the previous columns, including the costs to the Company of providing certain perquisites and other personal benefits, payment of insurance premiums, matching contributions allocated by the Company pursuant to the Company’s Retirement Plan and a 2009 severance payment made to Mr. Turkleson, as set forth below.

All Other Compensation included in the Summary Compensation Table

Name	Year	Perquisites and Other Personal Benefits ($) (A)	Insurance Premiums ($) (B)	Company Contributions to Retirement and 401(k) Plans ($) (C)	2009 Severance Payments ($) (D)	Total ($)
Charif Souki	2009	$124,697	$1,680	—	—	$126,377
	2008	$9,815	$1,680	—	—	$11,495
	2007	$13,332	$1,200	—	—	$14,532
Meg A. Gentle	2009	$3,248	$917	$14,700	—	$18,865
Don A. Turkleson	2009	$1,353	—	$7,240	$22,735	$31,328
	2008	$1,890	$917	$13,800	—	$16,607
	2007	—	$1,200	$13,500	—	$14,700
Jean Abiteboul	2009	$42,682	$8,693	—	—	$51,375
	2008	$73,148	$8,237	—	—	$81,385
H. Davis Thames	2009	$3,248	$917	$14,700	—	$18,865
	2008	$1,890	$917	$13,800	—	$16,607
R. Keith Teague	2009	$3,248	$917	$14,700	—	$18,865

(A)	For 2009, the amount in this column reflects the aggregate incremental cost to the Company in the amount of $3,248 for Messrs. Souki, Thames and Teague and Ms. Gentle and $1,353 for Mr. Turkleson attributable to a reserved parking space in our office building. For 2008, the amount in this column reflects the aggregate incremental cost to the Company in the amount of $1,890 for Messrs. Souki, Turkleson and Thames attributable to a reserved parking space in our office building.

In addition, for 2009, the amount in this column for Mr. Souki also reflects Mr. Souki’s annual allowance for housing in the U.K. in the amount of $94,455, a one-time finder’s fee in the amount of $20,736 (£12,783) for locating Mr. Souki’s temporary living arrangements in the U.K. and legal fees in the amount of $6,258 to prepare and obtain the proper work clearances for Mr. Souki in the U.K.

pursuant to his U.K. assignment letter. The amount for Mr. Souki reported in this column for 2009 represents the U.S. dollar equivalent based on the December 31, 2009 exchange rate of 1.62212 USD to 1 British Pound Sterling.

For 2008, the amount in this column for Mr. Souki also reflects the aggregate incremental cost to the Company attributable to the personal use of an assistant provided by the Company to Mr. Souki. For 2007, the amount in this column for Mr. Souki reflects minimal incremental cost to the Company when Mr. Souki’s wife accompanied him on flights that had been chartered for business purposes and the aggregate incremental cost to the Company attributable to the personal use of an assistant provided by the Company to Mr. Souki. In cases where an executive’s guest occupied a seat on a business trip, we only took into account the incremental cost of providing in-flight catering for that guest in the All Other Compensation column based on applicable SEC rules.

The cost of Mr. Souki’s personal use of an assistant was $7,925 and $12,800 for 2008 and 2007, respectively, which was computed as a percent of the total compensation and benefits cost to the Company for the assistant including base salary, bonus and employer-paid benefits.

For 2009, the amount in this column for Mr. Abiteboul reflects the cost paid by the Company for his use of a car either leased by the Company, including the cost of insurance, from January 2009 through September 2009 in the amount of $17,790 (12,412 EUR) and the aggregate incremental cost to the Company related to Mr. Abiteboul’s use of a Company-owned car from October 2009 through December 2009 in the amount of $6,074 (4,238 EUR). The incremental cost to the Company related to Mr. Abiteboul’s use of the Company-owned car includes the costs paid by the Company for insurance, maintenance, fuel and parking.

In addition for 2009, the amount in this column for Mr. Abiteboul reflects the cost paid by the Company for personal tax services in the amount of $4,175 (2,913 EUR), club memberships in the amount of $2,544 (1,775 EUR), discretionary French retirement plan contributions in the amount of $10,558 (7,366 EUR) and home telecommunication services in the amount of $1,541 (1,075 EUR). The amount for Mr. Abiteboul reported in this column for 2009 represents the U.S. dollar equivalent based on the December 31, 2009 exchange rate of 1.4333 USD to 1 EUR.

For 2008, the amount in this column for Mr. Abiteboul reflects the cost paid by the Company for the use of a car leased by the Company in the amount of $29,884 (21,199 EUR), personal legal services in the amount of $19,389 (13,754 EUR), club memberships in the amount of $11,426 (8,105 EUR), discretionary French retirement plan contributions in the amount of $11,512 (8,166 EUR), and the cost of meal tickets which are customarily paid by French companies for French employees in the amount of $937 (665 EUR). The amount for Mr. Abiteboul reported in this column for 2008 represents the U.S. dollar equivalent based on the December 31, 2008 exchange rate of 1.40970 USD to 1 EUR.

(B)	With the exception of Mr. Abiteboul, the amounts in this column reflect insurance premiums payable for basic term life insurance with a benefit of two times annual base salary capped at a maximum of $400,000. This benefit is available to all employees of the Company. Mr. Abiteboul’s life insurance benefit is approximately 3.5 times his annual base salary under the Private Employer Terms of the French nationalized program.
(C)	The amounts in this column reflect matching contributions allocated by the Company to each of the named executive officers pursuant to the Company’s Retirement Plan. These benefits are available to all employees of the Company.
(D)	The amount in this column for Mr. Turkleson reflects a cash severance payment approved by the Compensation Committee and paid to Mr. Turkleson when he resigned as Chief Financial Officer of the Company effective as of March 1, 2009.

(5)	Mr. Turkleson resigned as the Chief Financial Officer of the Company effective March 1, 2009.

(6)	Mr. Abiteboul’s base salary for 2009 was 229,140 EUR, which included an expatriation allowance pursuant to his employment contract. The amount reported in the table represents the U.S. dollar equivalent based on the December 31, 2009, exchange rate of 1.4333 USD to 1 EUR.

GRANTS OF PLAN-BASED AWARDS

The following table and narrative text describe the plan-based awards made to the named executive officers during 2009.

Grants of Plan-Based Awards

During Fiscal Year 2009

Name	Grant Date	Plan	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Possible Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($ / Sh)	Grant Date Fair Value of Stock and Option Awards ($)
			Threshold ($)	Target ($) (1)	Maximum ($)	Threshold (#) (2)	Target (#) (2)	Maximum (#) (2)
Charif Souki	02/25/2009	2003 Stock Incentive Plan	—	$1,080,000	—	333,333	666,667	1,000,000	—	—	—	$2,986,667
	06/12/2009	2003 Stock Incentive Plan	—	—	—	266,667	533,333	800,000	—	—	—	$2,389,333
Meg A. Gentle	02/25/2009	2003 Stock Incentive Plan	—	$245,538	—	150,000	300,000	450,000	—	—	—	$1,344,000
Don A. Turkleson (3)	02/25/2009	2003 Stock Incentive Plan	—	—	—	—	—	—	—	—	—	—
Jean Abiteboul	02/25/2009	2003 Stock Incentive Plan	—	$299,030	—	150,000	300,000	450,000	—	—	—	$1,344,000
H. Davis Thames	02/25/2009	2003 Stock Incentive Plan	—	$245,538	—	150,000	300,000	450,000	—	—	—	$1,344,000
R. Keith Teague	02/25/2009	2003 Stock Incentive Plan	—	$245,538	—	150,000	300,000	450,000	—	—	—	$1,344,000

(1)	This column reflects the dollar value of the named executive officers’ 2009 Annual Bonus Targets. Mr. Abiteboul’s discretionary bonus award was paid in Euros in the amount of 207,407 EUR based on the January 6, 2010, exchange rate of 1.4418 USD to 1 EUR.

(2)	These columns reflect the number of shares of stock underlying the named executive officers’ 2009 Phantom Stock Awards. The 2009 Phantom Stock Awards vest in future years based on a combination of performance and continued employment and are meant to cover three years’ worth of equity awards. The 2009 Phantom Stock Awards will be settled in cash or in shares of our common stock as determined by the Compensation Committee in connection with each settlement.

(3)	Mr. Turkleson resigned as Chief Financial Officer of the Company effective March 1, 2009, and did not receive a 2009 Bonus Award or 2009 Phantom Stock Award.

Narrative to the Summary Compensation Table and Grants of Plan-Based Awards Table

Compensatory Arrangements for Certain Executive Officers

On June 30, 2009, the independent directors of the Board of Directors approved a U.K. assignment letter for Mr. Souki so that he is able to spend a portion of his time working from London to conduct international and domestic operations for the Company. In April 2010, the Compensation Committee approved an amendment to Mr. Souki’s U.K. assignment letter. Mr. Souki’s U.K. assignment letter, as amended, is described in more detail in the Compensation Discussion and Analysis under “Compensatory Arrangements for Certain Executive Officers” beginning on page 31 of this Proxy Statement.

In compliance with local practice, we entered into an indefinite term employment agreement with Mr. Abiteboul, under the laws of France where he is located, when he joined the Company in February 2006. Pursuant to the agreement, Mr. Abiteboul receives a fixed annual gross salary and expatriation allowance, which are reviewed annually by the Compensation Committee. He is also entitled to receive an annual bonus and an annual award of equity each in an amount up to 100 percent of his annual salary. Mr. Abiteboul’s compensation is subject to deductions for social security, including his social security contribution, additional retirement and social welfare contributions, medical insurance and unemployment insurance, as provided by French law.

Mr. Abiteboul participates in permanent and private medical insurance arrangements in France and is entitled to a death in-service benefit at the rate of five times his annual salary. The Company provides Mr. Abiteboul with use of a car either leased or owned by the Company, and the Company pays for insurance, maintenance, fuel and parking expenses related to the car, personal tax services, club memberships, a discretionary French retirement plan contribution and home telecommunication services for Mr. Abiteboul. Mr. Abiteboul is entitled to three months’ prior notice in the event of his termination by the Company except in the case of his serious misconduct or gross negligence. The agreement provides for non-compete and non-solicitation obligations on the part of Mr. Abiteboul for a period of 12 months following the termination of the agreement. In consideration for the non-compete obligation, Mr. Abiteboul will receive a monthly indemnity equal to 30 percent of his average fixed monthly salary over the previous 12-month period. Any failure by Mr. Abiteboul to observe the non-compete obligation will release the Company from paying the indemnity. In April 2010, the Compensation Committee approved an amendment to Mr. Abiteboul’s employment agreement to provide for a secondment arrangement with Cheniere Supply & Marketing, Inc. and Mr. Abiteboul, which is described in more detail in the Compensation Discussion and Analysis under “Compensatory Arrangements for Certain Executive Officers” beginning on page 31 of this Proxy Statement.

On February 26, 2009, Mr. Turkleson resigned as Chief Financial Officer of the Company effective as of March 1, 2009 in order to pursue other opportunities. The Compensation Committee approved a severance payment to Mr. Turkleson which is described in more detail in the Compensation Discussion and Analysis under “Compensatory Arrangements for Certain Executive Officers” beginning on page 31 of this Proxy Statement.

2009 Bonus Awards

The Compensation Committee measured performance for 2009 against the achievement of certain near-term financial and non-financial goals applicable to 2009 as well as progress made towards the achievement of long-term goals under our three-year business plan and decided that it was appropriate to pay the named executive officers discretionary bonus awards for 2009 performance. The amount of the named executive officers discretionary bonus awards was determined based on the named executive officers’ 2009 Annual Bonus Targets. The Compensation Committee approved a cash bonus pool at the 2009 Annual Bonus Targets. In addition, the Compensation Committee also approved the issuance of 679,000 shares of our common stock to be granted to the named executive officers on January 27, 2010, pursuant to the 2003 Plan. The shares were allocated to the named executive officers based on their contributions during 2009. The shares are not restricted and are immediately tradable. Mr. Souki received a cash bonus of $1,080,000 and a grant of 190,000 shares of our common stock, Ms. Gentle received a cash bonus of $245,540 and a grant of 77,000 shares of our common stock, Mr. Abiteboul received a cash bonus of $299,030 and a grant of 100,000 shares of our common stock, Mr. Thames received a cash bonus of $245,540 and a grant of 135,000 shares of our common stock, and Mr. Teague received a cash bonus of $245,540 and a grant of 77,000 shares of our common stock. Mr. Turkleson resigned as Chief Financial Officer of the Company effective March 1, 2009, and did not receive a 2009 Bonus Award. The amount of each named executive officer’s 2009 Bonus Award is included in the “Summary Compensation Table” and the named executive officers’ 2009 Annual Bonus Targets are included in the “Grants of Plan-Based Awards during Fiscal Year 2009” table.

2009 Phantom Stock Awards

On February 25, 2009, the Section 162(m) Subcommittee approved the 2009 Phantom Stock Awards for our named executive officers granted under the 2003 Plan. The 2009 Phantom Stock Awards vest in future years based on a combination of performance and continued employment and are meant to cover three years’ worth of equity awards. The 2009 Phantom Stock Awards will be settled in cash or in shares of our common stock as determined by the Compensation Committee in connection with each settlement. The number of shares of common stock underlying the 2009 Phantom Stock Awards that may vest and become payable in future years to the named executive officers upon the satisfaction of the performance and continued employment conditions is included in the “Grants of Plan-Based Awards during Fiscal Year 2009” table at threshold, target and maximum payout levels. The actual value of the 2009 Phantom Stock Awards will depend on the stock price of the Company at the time the awards vest and become payable to the named executive officers. The vesting terms of the 2009 Phantom Stock Awards are described in more detail in the Compensation Discussion and Analysis under “Analysis of Executive Officers’ Total Compensation for 2009 – 2009 Phantom Stock Awards” beginning on page 28 of this Proxy Statement.

OUTSTANDING EQUITY AWARDS

The following table reflects the number of securities underlying unexercised stock options held by the named executive officers as of December 31, 2009, the exercise price of the unexercised stock options and the date of expiration of the unexercised stock options. The table also reflects the total number and aggregate value or payout value of shares of unvested restricted stock and 2009 Phantom Stock Awards held by the named executive officers as of December 31, 2009.

Outstanding Equity Awards at December 31, 2009

	Option Awards							Stock Awards
Name (1)	Number of Securities Underlying Unexercised Options (#)				Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (2)
	Exercisable		Unexercisable
Charif Souki	—		—		—	—	—	27,528	(3)	$66,618	—		—
	—		—		—	—	—	166,667	(4)	$403,334	—		—
	—		—		—	—	—	—		—	1,800,000	(5)	$4,356,000
Meg A. Gentle	80,000	(6)	—		—	$7.53	06/01/2014	2,282	(3)	$5,522	—		—
								3,333	(3)	$8,066	—		—
	—		—		—	—	—	50,000	(4)	$121,000	—		—
	—		—		—	—	—	—		—	450,000	(5)	$1,089,000
Jean Abiteboul	37,500	(7)	12,500	(7)	—	$40.65	02/20/2016	12,500	(7)	$30,250	—		—
	—		—		—	—	—	12,500	(7)	$30,250	—		—
	—		—		—	—	—	24,275	(3)	$58,746	—		—
	—		—		—	—	—	33,334	(4)	$80,668	—		—
	—		—		—	—	—	—		—	450,000	(5)	$1,089,000
H. Davis Thames	10,400	(6)	—		—	$31.84	07/01/2015	2,162	(3)	$5,232	—		—
	—		—		—	—	—	3,333	(3)	$8,066	—		—
	—		—		—	—	—	50,000	(4)	$121,000	—		—
	—		—		—	—	—	—		—	450,000	(5)	$1,089,000
R. Keith Teague	30,000	(6)	—		—	$8.60	03/09/2014	2,222	(3)	$5,377	—		—
	—		—		—	—	—	50,000	(4)	$121,000	—		—
	—		—		—	—	—	—		—	450,000	(5)	$1,089,000

(1)	Mr. Turkleson resigned as Chief Financial Officer of the Company effective March 1, 2009, and the Compensation Committee approved the accelerated vesting of all of his outstanding equity awards.

(2)	The values represented in these columns have been calculated by multiplying $2.42, the closing price of our common stock on December 31, 2009, by the number of shares of unvested restricted stock or 2009 Phantom Stock Awards outstanding.

(3)	These are shares of restricted stock that were granted on January 12, 2007, as the named executive officers’ 2006 incentive award. These shares of restricted stock vested on January 12, 2010, with the exception of Mr. Abiteboul’s shares of restricted stock which vested on the second anniversary of the date of grant; provided, however, that Mr. Abiteboul may not sell the shares received upon the vesting for a period of two years following such date.

(4)	These are unvested shares of restricted stock that were granted on May 9, 2008, pursuant to the 2008 Long-Term Retention Plan. These shares of restricted stock vest on December 31, 2010.

(5)	These are 2009 Phantom Stock Awards that were granted to the named executive officers on February 25, 2009. An additional grant was made to Mr. Souki on June 12, 2009. The 2009 Phantom Stock Awards vest in future years based on a combination of performance and continued employment and are meant to cover three years’ worth of equity awards. One-third (1/3) of the Phantom Stock Awards will automatically vest on December 15, 2011, or sooner, assuming the named executive officer is employed by the Company on that date. The remainder of the 2009 Phantom Stock Awards will vest on December 15, 2011, or sooner, based on the achievement of certain performance conditions. The performance conditions of the 2009 Phantom Stock Awards are described in more detail in the Compensation Discussion and Analysis under “Analysis of Executive Officers’ Total Compensation for 2009 – 2009 Phantom Stock Awards” beginning on page 28 of this Proxy Statement.

(6)	These stock options were granted as part of the named executive officers’ new hire grants and are fully vested.

(7)	These stock options and shares of restricted stock were granted on February 20, 2006, pursuant to the French Addendum to the 2003 Plan as the named executive officer’s new hire award. The stock options vest equally in four annual installments beginning one year from the date of grant; provided, however, that the shares received upon the exercise of the stock options may not be sold by the named executive officer prior to the expiration of the four-year vesting period except in the event of his death, disability, involuntary retirement, or termination without cause. The stock options will vest and the named executive officer may immediately exercise the stock options and sell the shares received upon the exercise in the event of his termination within one year of a change of control of the Company. The shares of restricted stock vest equally in four annual installments beginning one year from the date of grant; provided, however, that the shares received upon the vesting of the restricted stock may not be sold by the named executive officer for a period of two years following the relevant vesting date. The shares of restricted stock will vest and the named executive officer may sell the shares immediately in the event of his death, invalidity, termination without cause, termination for good reason or termination within one year from the date of a change of control of the Company.

OPTION EXERCISES AND STOCK VESTED

The following table sets forth the named executive officers’ restricted stock that vested during 2009. The number of shares of restricted stock that vested and the aggregate dollar value realized upon the vesting of such restricted stock is reflected in the table. None of the named executive officers exercised stock options during 2009.

Option Exercises and Stock Vested

During Fiscal Year 2009

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (1)
Charif Souki	—	—	202,149	$522,797
Meg A. Gentle	—	—	55,615	$140,484
Don A. Turkleson	—	—	51,178	$189,356
Jean Abiteboul	—	—	33,334	$80,668
H. Davis Thames	—	—	55,495	$140,068
R. Keith Teague	—	—	55,495	$140,068

(1)	The value in this column for restricted stock has been calculated by multiplying the per share fair market value of the underlying shares on the vesting date by the number of shares of restricted stock that vested.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

The following table and narrative text describe the potential value that the named executive officers would receive upon accelerated vesting of their outstanding equity grants and change of control cash payments assuming certain triggering events occurred on December 31, 2009. The value shown in the table assumes a December 31, 2009 termination date and uses the closing price of our common stock of $2.42, as reported on the NYSE Amex LLC on December 31, 2009. All amounts are estimates of the amounts which would be realized upon the triggering event. The actual value of the amounts can only be determined at the time such executive leaves the Company.

Potential Payments upon Termination or Change in Control Assuming

Termination Event Occurs on December 31, 2009

	Cash Payment		Equity Awards						Total Potential Payments Upon Termination Event
Name (1)	Change of Control Plan – Cash Payment		Date of Grant	Number of Unvested Stock Options		Number of Unvested Restricted Shares		Benefit	Termination Without Cause (subject to perfor- mance conditions with respect to 2009 Phantom Stock Awards) ($)		Termination with Good Reason ($)	Volun- tary Termi- nation ($)	Death or Disability (subject to performance conditions with respect to 2009 Phantom Stock Awards) ($)		Immediately upon Change of Control (subject to perfor- mance conditions with respect to 2009 Phantom Stock Awards) ($)		Termination, Resignation or Removal w/in One Year of Change of Control ($)	Good Reason or Without Cause Termi- nation following Change of Control ($)
Charif Souki	$720,000		—	—		—		—	—		—	—	—		$720,000	(2)	—	—
	—		1/12/2007	—		27,528	(3)	Vesting	—		—	—	$66,618		—		$66,618	—
	—		5/9/2008	—		166,667	(3)	Vesting	—		—	—	$403,334		—		$403,334	—
	—		2/25/09 & 6/12/09	—		1,800,000		Vesting	$4,356,000	(4)	—	—	$4,356,000	(4)	$4,356,000	(5)	—	$4,356,000	(6)
Total Potential Payment Upon Termination or Change of Control									$4,356,000		$0	$0	$4,825,952		$5,076,000		$469,952	$4,356,000
Meg A. Gentle	$272,820		—	—		—		—	—		—	—	—		$272,820	(2)	—	—
	—		1/12/2007	—		2,282	(3)	Vesting	—		—	—	$5,522		—		$5,522	—
	—		1/12/2007	—		3,333	(3)	Vesting	—		—	—	$8,066		—		$8,066	—
	—		5/9/2008	—		50,000	(3)	Vesting	—		—	—	$121,000		—		$121,000	—
	—		2/25/2009	—		450,000		Vesting	$1,089,000	(4)	—	—	$1,089,000	(4)	$1,089,000	(5)	—	$1,089,000	(6)
Total Potential Payment Upon Termination or Change of Control									$1,089,000		$0	$0	$1,223,588		$1,361,820		$134,588	$1,089,000
Jean Abiteboul	229,140 EUR	(7)	—	—		—		—	—		—	—	—		$328,426	(2)(7)	—	—
	—		2/20/2006	12,500	(8)	—		Vesting	—		—	—	$0		—		$0	—
	—		2/20/2006	—		12,500	(9)	Vesting	$30,250		$30,250	—	$30,250		—		$30,250	—
	—		2/20/2006	—		12,500	(9)	Vesting	$30,250		$30,250	—	$30,250		—		$30,250	—
	—		1/12/2007	—		24,275	(3)	Vesting	—		—	—	$58,746		—		$58,746	—
	—		5/9/2008	—		33,334	(3)	Vesting	—		—	—	$80,668		—		$80,668	—
	—		2/25/2009	—		450,000		Vesting	$1,089,000	(4)	—	—	$1,089,000	(4)	$1,089,000	(5)	—	$1,089,000	(6)
Total Potential Payment Upon Termination or Change of Control									$1,149,500		$60,500	$0	$1,288,914		$1,417,426		$199,914	$1,089,000
H. Davis Thames	$272,820		—	—		—		—	—		—	—	—		$272,820	(2)	—	—
	—		1/12/2007	—		2,162	(3)	Vesting	—		—	—	$5,232		—		$5,232	—
	—		1/12/2007	—		3,333	(3)	Vesting	—		—	—	$8,066		—		$8,066	—
	—		5/9/2008	—		50,000	(3)	Vesting	—		—	—	$121,000		—		$121,000	—
	—		2/25/2009	—		450,000		Vesting	$1,089,000	(4)	—	—	$1,089,000	(4)	$1,089,000	(5)	—	$1,089,000	(6)
Total Potential Payment Upon Termination or Change of Control									$1,089,000		$0	$0	$1,223,298		$1,361,820		$134,298	$1,089,000
R. Keith Teague	$272,820		—	—		—		—	—		—	—	—		$272,820	(2)	—	—
	—		1/12/2007	—		2,222	(3)	Vesting	—		—	—	$5,377		—		$5,377	—
	—		5/9/2008	—		50,000	(3)	Vesting	—		—	—	$121,000		—		$121,000	—
	—		2/25/2009	—		450,000		Vesting	$1,089,000	(4)	—	—	$1,089,000	(4)	$1,089,000	(5)	—	$1,089,000	(6)
Total Potential Payment Upon Termination or Change of Control									$1,089,000		$0	$0	$1,215,377		$1,361,820		$126,377	$1,089,000

(1)	Mr. Turkleson resigned as Chief Financial Officer of the Company effective March 1, 2009, and the Compensation Committee approved the accelerated vesting of all of his outstanding equity awards. As of December 31, 2009, Mr. Turkleson would not have been eligible to receive a cash payment pursuant to the Change of Control Plan.

(2)

The named executive officer may receive a cash payment under the Change of Control Plan if a change of control occurs and not more than three months prior to the date of the change of control, the named executive officer’s employment with the Company ceases at the previously designated level (including as a result of death or disability) for any reason or is terminated by the Company other than for Cause (or the named executive officer terminates for Good Reason) provided the named executive officer has reasonably demonstrated that his or her cessation or termination of employment (i) was at the request of a third party who has taken steps reasonably calculated to effect a change of control, or (ii) otherwise arose in connection with or in anticipation of a change of control.

(3)	These restricted stock awards provide for accelerated vesting upon (i) death or disability; or (ii) termination, removal or resignation for any reason within one year from the effective date of a change of control of the Company.

(4)	If a named executive officer’s employment is terminated on or before December 15, 2011, for a reason other than Cause, Disability (as defined in the 2003 Plan) or death, then the 2009 Phantom Stock Awards will vest on the named executive officer’s termination date, as follows: (i) one-third will automatically vest on the named executive officer’s termination date; (ii) an additional one-third will vest in the event $5.00 Per Share (calculated with respect to the 90 consecutive calendar days preceding the named executive officer’s termination date) or $75 Million of Annual Cash Receipts is achieved on or before the named executive officer’s termination date; (iii) an additional one-third will vest in the event $10.00 Per Share is achieved (calculated with respect to the 90 consecutive calendar days preceding the named executive officer’s termination date); and (iv) all of the 2009 Phantom Stock Awards not yet vested will vest in the event $150 Million of Annual Cash Receipts is achieved or a $10 Per Share COC Event occurs on or before the named executive officer’s termination date. The following performance conditions of the 2009 Phantom Stock Awards are defined in the Compensation Discussion and Analysis under “Analysis of Executive Officers’ Total Compensation for 2009 – 2009 Phantom Stock Awards” beginning on page 28 of this Proxy Statement: “$5.00 Per Share,” “$75 Million of Annual Cash Receipts,” “$10.00 Per Share,” “$150 Million of Annual Cash Receipts” and “$10 Per Share COC Event.”

(5)	Upon the signing on or before December 15, 2011, of a contract (or contracts) which secures an aggregate of $150 million of Annual Cash Receipts, or if on or before December 15, 2011, a $10.00 Per Share COC Event occurs, any remaining unvested portions of the 2009 Phantom Stock Awards will vest as follows: (1) 50% immediately upon closing $150 Million of Annual Cash Receipts or upon a $10 Per Share COC Event; and (2) 50% on the later of December 15, 2011, or upon a $10 Per Share COC Event. The following performance conditions of the 2009 Phantom Stock Awards are define in the Compensation Discussion and Analysis under “Analysis of Executive Officers’ Total Compensation for 2009 – 2009 Phantom Stock Awards” beginning on page 28 of this Proxy Statement: “$150 Million of Annual Cash Receipts” and “$10 Per Share COC Event.”

(6)	The 2009 Phantom Stock Awards will fully vest upon a termination of the named executive officer’s employment after a change of control, but in each case only if such change of control occurs on or before December 15, 2011, and is a termination (a) by the Company for any reason other than Cause or (b) by the named executive officer for Good Reason (as defined in the 2003 Plan).

(7)	A change of control cash payment for Mr. Abiteboul would be paid based on his current base salary rate in Euros. The amount in this table is the U.S. dollar equivalent based on the December 31, 2009, exchange rate of 1.4333 USD to 1 EUR.

(8)	These stock option awards will vest and Mr. Abiteboul may immediately exercise the stock options and sell the shares received upon the exercise in the event of his termination within one year of a change of control of the Company. However, as of December 31, 2009, Mr. Abiteboul would have received no additional value because all of his unvested stock options were out-of-the-money.

(9)	These restricted stock awards will vest and Mr. Abiteboul may immediately sell the shares in the event of his death, invalidity, termination without Cause, termination for Good Reason or termination within one year from the date of a change of control of the Company.

Narrative to the Potential Payments upon Termination or Change of Control

Change of Control Cash Payment

We have entered into Change of Control Agreements with each of the named executive officers. The Change of Control Agreements provide for a cash payment upon a “Change of Control” (as defined in the 2003 Plan) in an amount equal to one times the named executive officers’ base salaries at or immediately prior to the Change of Control. The cash payments are payable within 30 days of the effective date of the Change of Control. A cessation of a named executive officer’s employment at the previously designated level (including as a result of death or disability) for any reason, a termination of a named executive officer other than for Cause (as defined in the Change of Control Agreements), and a termination by the named executive officer for Good Reason (generally, as defined in the 2003 Plan) that occurs not more than three months prior to a Change of Control will be deemed to be a termination of employment pursuant to a Change of Control provided the named executive officer demonstrates that such cessation or termination of employment was at the request of a third party who has taken steps reasonably calculated to effect a Change of Control or the named executive officer’s termination otherwise arose in connection with or in anticipation of a Change of Control. The Change of Control Agreements expire on December 31 of each calendar year, although they are automatically extended for an additional year each January 1 unless the Company provides notice to an employee that it will not extend the term of his or her Change of Control Agreement. The term of the Change of Control Agreements will also expire on the date any payments are made to the named executive officer pursuant to the Change of Control Agreement or the named executive officer ceases to be an employee of the Company prior to a change of control.

Stock Options and Restricted Stock Awards

The terms of restricted stock awards granted to the named executive officers beginning in 2007 provide for accelerated vesting in the event of (i) death or disability, or (ii) termination, removal or resignation for any reason within one year from the effective date of a Change of Control (with the exception of Mr. Abiteboul’s new hire grants which are described in more detail in the footnotes to “Outstanding Equity Awards at December 31, 2009” table beginning on page 42 of this Proxy Statement).

2009 Phantom Stock Awards

The terms of the 2009 Phantom Stock Awards provide that upon the signing on or before December 15, 2011, of a contract (or contracts) which secures an aggregate of $150 million of Annual Cash Receipts, or if on or before December 15, 2011, a $10.00 Per Share COC Event occurs, any remaining unvested portions of the 2009 Phantom Stock Awards will vest as follows: (1) 50% immediately upon closing $150 Million of Annual Cash Receipts or upon a $10 Per Share COC Event; and (2) 50% on the later of December 15, 2011, or upon a $10 Per Share COC Event.

The named executive officers will forfeit any unvested 2009 Phantom Stock Awards if they are terminated for cause or the named executive officer resigns prior to vesting. If a named executive officer’s employment is terminated by the Company on or before December 15, 2011, for a reason other than cause, disability or death, then the 2009 Phantom Stock Awards will vest on the named executive officer’s termination date as follows: (i) one-third will automatically vest on the named executive officer’s termination date; (ii) an additional one-third will vest in the event $5.00 Per Share (calculated with respect to the 90 consecutive calendar days preceding the named executive officer’s termination date) or $75 Million of Annual Cash Receipts is achieved on or before the named executive officer’s termination date; (iii) an additional one-third will vest in the event $10.00 Per Share is achieved (calculated with respect to the 90 consecutive calendar days preceding the named executive officer’s termination date); and (iv) all of the 2009 Phantom Stock Awards not yet vested will vest in the event $150 Million of Annual Cash Receipts is achieved or a $10 Per Share COC Event occurs on or before the named executive officer’s termination date.

The 2009 Phantom Stock Awards will fully vest upon a termination of the named executive officer’s employment after a change of control of the Company, but in each case only if such change of control occurs on or before December 15, 2011, and is a termination (a) by the Company for any reason other than cause or (b) by the named executive officer for good reason.

Pursuant to the 2003 Plan, a “good reason” termination will occur, assuming the Company fails to cure such circumstances within thirty days after receipt of notice of the good reason termination, upon the named executive officer’s termination of employment due to one of the following events: (a) the removal from or failure to re-elect the officer to the position in which the officer last served; (b) assignment of duties, responsibilities, or reporting requirements that are inconsistent with the officer’s position or material diminishment of the officer’s duties, responsibilities or status; (c) a material reduction in the officer’s compensation or benefits; or (d) a change in the Company’s principal place of business to a location more than 50 miles from downtown Houston. The 2003 Plan provides generally that a “change of control” of the Company will occur if: (i) any person or entity directly or indirectly becomes the beneficial owner of 30% or more of the shares of voting stock then outstanding; (ii) the consummation of any merger, reorganization, business combination, consolidation of the Company or one of our subsidiaries with or into any other company or a sale or disposition by the Company of all or substantially all of our assets (other than a transaction in which the same stockholders before the transaction own 50% of the outstanding common stock after the transaction is complete); or (iii) a majority of the current members of the Board of Directors or their approved successors cease to be our directors.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Audit Committee, under the Audit Committee Charter, has the responsibility to review and approve any transactions or series of related financial transactions, arrangements or relationships involving amounts exceeding $120,000 between the Company and our directors, executive officers, nominees for director, any greater than 5% stockholders and their immediate family members. The Audit Committee will only approve related party transactions when it determines such transactions are in the best interests of the Company or its stockholders. In reviewing a transaction, the Audit Committee considers facts and circumstances which it considers relevant to its determination. In determining whether to approve or ratify a related party transaction, the Audit Committee will apply the following standards and such other standards it deems appropriate:

•	whether the related party transaction is on terms no less favorable than the terms generally available to an unaffiliated third-party under the same or similar circumstances;

•	whether the transaction is material to the Company or the related party; and

•	the extent of the related person’s interest in the transaction.

In September 2007, the Audit Committee retained independent counsel and approved the Company entering into a consulting agreement with Karim Souki, the brother of Charif Souki, to provide services to the Company’s U.K. office. On January 7, 2009, the Compensation Committee approved a 2008 cash bonus award to be paid to Karim Souki in the amount of $175,000, and on February 25, 2009, Karim Souki received a grant of 450,000 2009 Phantom Stock Awards. The 2009 Phantom Stock Awards are described in more detail in the Compensation Discussion and Analysis under “Analysis of Executive Officers’ Total Compensation for 2009 – 2009 Phantom Stock Awards” beginning on page 28 of this Proxy Statement. On February 11, 2010, the Audit Committee increased the monthly payments under Mr. Souki’s consulting agreement to £15,028 effective January 4, 2010, and also approved that Mr. Souki’s monthly payments will be adjusted annually by the same percentage applied generally to the base salary of the executive officers of the Company. On January 6, 2010, the Compensation Committee approved a discretionary bonus award for 2009 performance and Mr. Souki received a cash bonus in the amount of $282,765, and on January 27, 2010, he received a grant of 100,000 freely tradable shares of the Company’s common stock. The 2009 discretionary bonus award is described in more detail in the Compensation Discussion and Analysis under “Analysis of Executive Officers’ Total Compensation for 2009 – 2009 Bonus Awards” beginning of page 26 of this Proxy Statement.

On August 15, 2008, Cheniere Common Units Holding, LLC (the “Borrower”), a wholly-owned subsidiary of the Company, entered into a credit agreement with certain lenders pursuant to which the lenders agreed to make term loans of $250,000,000 (the “Loans”) to the Borrower, which are exchangeable into shares of the Company’s Series B Preferred Stock. One of the lenders is Scorpion Capital Partners LP, an affiliate of Nuno Brandolini, one of the Company’s directors. Scorpion’s portion of the Loans was $8,500,000. The remaining portion of the Loans, $241,500,000, was provided by GSO Capital Partners LP (“GSO”) and its affiliates. Jason New and D. Dwight Scott, two of the Company’s directors, are Senior Managing Directors of GSO. The Loans bear interest at a fixed rate of 12% per annum, except during the occurrence of an event of default during which time the rate of interest will be 14% per annum. No interest was due or paid on the Loans in 2009.

In July 2005, Cheniere Energy, Inc. consummated a private offering of $325,000,000 aggregate principal amount of the Company’s 2.25% convertible senior unsecured notes due 2012 (“Notes”) to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended. By resolution adopted April 2, 2009, the Board authorized the Company (1) to exchange shares of the Company’s common stock or a combination of shares of common stock and cash for Notes in one or more privately negotiated exchange transactions and/or (2) to purchase for cash Notes in one or more transactions. On April 24, 2009, the Audit Committee approved the transaction and the Investment Committee of the Board of Directors approved the terms of the transaction authorizing the Company to acquire from Citigroup Global Markets Inc. (“Citigroup”) $52,170,000 aggregate face amount of the Notes in exchange for $8,175,000 in cash and the issuance of 3,000,000 shares of the Company’s common stock. On July 10, 2009, Citigroup filed a Schedule 13G indicating it ceased to be the beneficial owner of more than five percent of the Company’s common stock.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Under Section 16(a) of the Securities Exchange Act of 1934, directors, certain officers and beneficial owners of 10% or more of any class of the Company’s stock (“Reporting Persons”) are required from time to time to file with the SEC and NYSE Amex LLC reports on ownership and changes of ownership. Reporting Persons are required to furnish the Company with copies of all Section 16(a) reports they file. Based solely on its review of forms and written representations received from Reporting Persons with respect to the fiscal year ended December 31, 2009, the Company believes that all filing requirements applicable to the Company’s officers, directors and greater than 10% stockholders were met on a timely basis except that Mr. Jerry D. Smith, the Company’s Vice President and Chief Accounting Officer, failed to timely file one Form 4 reporting one transaction, which was the Company’s grant of 100,000 phantom stock awards to Mr. Smith, due to an administrative error.

Stockholder Proposals

Management anticipates that the Company’s 2011 annual stockholders’ meeting will be held during June 2011. Any stockholder who wishes to submit a proposal for action to be included in the proxy statement and form of proxy relating to the Company’s 2011 annual stockholders’ meeting must submit the proposal to the Company on or before December 21, 2010. Any such proposals should be timely sent to the Corporate Secretary, Cheniere Energy, Inc., 700 Milam Street, Suite 800, Houston, Texas 77002. Such proposal must meet all of the requirements of the SEC to be eligible for inclusion in the Company’s 2011 proxy materials. If a stockholder wishes to submit a proposal outside of the process of Rule 14a-8 under the Exchange Act, in order for such proposal to be considered “timely” for the purposes of Rule 14a-4(c) under the Exchange Act, the proposal must be received by the Company not later than March 14, 2011.

Communications with the Board of Directors

The Board of Directors maintains a process for stockholders to communicate with the Board of Directors. Stockholders wishing to communicate with the Board of Directors should send any communication to the Corporate Secretary, Cheniere Energy, Inc., 700 Milam Street, Suite 800, Houston, Texas 77002. Any such communication must state the number of shares beneficially owned by the stockholder making the communication. The Corporate Secretary will forward such communication to the full Board of Directors or to any individual director or directors to whom the communication is directed, unless the Corporate Secretary determines that the communication does not relate to the business or affairs of the Company or the functioning or constitution of the Board of Directors or any of its committees, relates to routine or insignificant matters that do not warrant the attention of the Board of Directors, is an advertisement or other commercial solicitation or communication, is frivolous or offensive, or is otherwise not appropriate for delivery to the directors. The director or directors who receive any such communication will have discretion to determine whether the subject matter of the communication should be brought to the attention of the full Board of Directors or one or more of its committees and whether any response to the person sending the communication is appropriate. Any such response will be made through the Corporate Secretary and only in accordance with the Company’s policies and procedures and the applicable laws and regulations relating to the disclosure of information.

Availability of Documents

The Company is including with this Proxy Statement a copy of its Annual Report on Form 10-K for the fiscal year ended December 31, 2009, which has been filed with the SEC and is incorporated in this Proxy Statement by reference. The Company will furnish to any person any exhibits described in the list accompanying such report upon payment of reasonable fees relating to the Company’s furnishing such exhibits. Requests for directions to the Meeting to vote in person or for copies of this Proxy Statement and the Annual Report (including exhibits thereto) for the Meeting and future stockholders meetings should be directed to the Corporate Secretary, Cheniere Energy, Inc., 700 Milam Street, Suite 800, Houston, Texas 77002. Paper or email copies of this Proxy Statement and the Annual Report (including exhibits thereto) for the Meeting can also be obtained free of charge by calling toll-free 1-877-375-5001 and asking for the Company’s Investor Relations Department or can be accessed at the Investor Relations section of our website at http://www.cheniere.com/corporate/ 2010_annual_meeting.shtml. Any such requests shall be made by May 21, 2010 to facilitate timely delivery, and stockholders will not otherwise receive a paper or email copy.

By Order of the Board of Directors,

Anne V. Bruner Corporate Secretary

April 28, 2010

CHENIERE ENERGY, INC.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR THE

ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 4, 2010

The undersigned hereby appoints Charif Souki, Meg Gentle and Anne V. Bruner, and each of them, any one of whom may act without joinder of the other, with full power of substitution and ratification, attorneys and proxies of the undersigned to vote all shares of Cheniere Energy, Inc. which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held in the Crystal Ballroom at the Post Rice Lofts, 909 Texas Avenue, Houston, Texas 77002 on Friday, June 4, 2010 at 9:00 a.m. CDT, Houston, Texas time, and at any adjournment thereof.

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting.

The Cheniere Energy, Inc. 2010 Proxy Statement, including the Notice of Annual Meeting and 2009 Annual Report on Form 10-K for the year ended December 31, 2009, is available on the following website: http://www.cheniere.com/corporate/2010_annual_meeting.shtml.

THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE HEREON. IF NO CONTRARY SPECIFICATION IS MADE, THEN THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE FOUR DIRECTOR NOMINEES NAMED IN ITEM 1 AND FOR THE PROPOSAL IDENTIFIED IN ITEM 2.

PLEASE DATE, SIGN AND RETURN THIS PROXY PROMPTLY IN THE ENCLOSED, PRE-ADDRESSED STAMPED ENVELOPE.

(To be Voted and Signed on Reverse Side)

Please date, sign and mail your proxy card back as soon as possible!

Annual Meeting of Stockholders

CHENIERE ENERGY, INC.

June 4, 2010

Please Detach and Mail in the Envelope Provided

A.	Please mark your votes.

1. ELECTION OF DIRECTORS	NOMINEES: Vicky A. Bailey, David B. Kilpatrick, Jason G. New and J. Robinson West

FOR election (except as indicated below)	WITHHOLD authority to vote for all nominees listed at right

INSTRUCTION: To withhold authority to vote for any individual nominee, print that nominee’s name on the line below.

2.	Ratification of the appointment of Ernst & Young LLP as the Company’s independent accountants for the fiscal year ending December 31, 2010.

FOR                                      AGAINST                                      ABSTAIN

3.	In their discretion, upon such other matters (including procedural and other matters relating to the conduct of the meeting) which may properly come before the meeting and any adjournment thereof.

FOR                                      AGAINST                                      ABSTAIN

Signature(s) of Stockholder:                                                                   Dated this          day of                                 , 2010.

Note:	Please sign exactly as your name appears on your stock certificate. When signing as executor, administrator, trustee or other representative, please give your full title. All joint owners should sign.